Exhibit 2.1
***Text omitted pursuant to
Item 601(a)(6) of Regulation S-K

PURCHASE AND SALE AGREEMENT

between
SEMPRA ENERGY INTERNATIONAL HOLDINGS N.V.
as Seller,
and
STATE GRID INTERNATIONAL DEVELOPMENT LIMITED,
as Buyer
–––––––––––––––––––––––––––––––––––
Dated as of October 12, 2019

i

SCHEDULES
Schedule C Purchase Price Calculation Schedule
Schedule D Form of Funds Flow Schedule
Schedule E Form of Closing Adjustment Certificate
Schedule F Company Valuation Adjustments

EXHIBITS
Exhibit A Restructuring Plan
Exhibit B Officers’ List and Releasing Company Entities’ List
Exhibit C-1 Form of Officers’ Resignation Letter
Exhibit C-2 Form of Releasing Company Entities’ Resolutions
Exhibit D Instrument of Transfer of Shares
Exhibit E Instrument of Assignment of Social Rights

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement is entered into as of October 12, 2019, by and between Sempra Energy International Holdings, N.V., a private limited liability company (naamloze vennootschap) existing under the Laws of Netherlands (“Seller”), and State Grid International Development Limited, a private company limited by shares existing under the Laws of Hong Kong (“Buyer”). Each of Seller and Buyer is referred to individually as a “Party”, and, collectively, as the “Parties”.
W I T N E S S E T H:
WHEREAS, Seller owns all of the issued and outstanding Interests of Sempra Americas Bermuda II Limited, an exempted company with limited liability existing under the Laws of Bermuda (“Chilean Holdco”), and 56.2224733% of the issued and outstanding Interests of Inversiones Sempra Limitada, a private limited liability company (sociedad de responsabilidad limitada) existing under the Laws of Chile (“ISL”) (each of Chilean Holdco and ISL, a “Company” and collectively, the “Companies”) (such Interests, the “Company Interests”);
WHEREAS, each of the Companies owns, directly or indirectly, the issued and outstanding Interests in the Persons set forth on Section 3.3 of the Seller Disclosure Schedule in the form and percentages listed therein (together with the Companies, the “Company Entities”); and
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Company Interests, on the terms and subject to the conditions set forth herein (the “Transaction”).
NOW, THEREFORE, the Parties hereby agree as follows:
ARTICLE I.
DEFINITIONS
Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:
“Accounting Standards” means IFRS as applied in the relevant jurisdiction on a basis consistent with the accounting policies, practices, procedures, valuation methods and principles used in preparing the Financial Statements.
“Action” means any action, investigation of which the subject party has received written notice, suit or proceeding by or before any court or other Governmental Authority.
“Adjusted Net Indebtedness” means an amount, which amount may be positive or negative, calculated in accordance with Schedule C, equal to (a) the Net Indebtedness of the Company Entities, minus (b) the Net Cash of the Company Entities.
“Adjusted Working Capital” means an amount, which may be positive or negative, calculated in accordance with Schedule C, equal to (a) the Current Assets of the Company Entities, minus (b) the Current Liabilities of the Company Entities.

“Adjustment Amount” means an amount, which may be positive or negative, calculated in accordance with Schedule C, equal to the difference of (a) the Working Capital Adjustment Amount minus (b) the Net Indebtedness Adjustment Amount minus (c) Transaction Expenses Adjustment Amount.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise; provided, that with respect to Seller, the JV Companies shall not be deemed Affiliates of Seller or any Company Entity for any purpose hereunder and with respect to Buyer, Affiliates of Buyer shall only be any Person controlled by State Grid Corporation of China.
“Affiliate Contract” means any Contract between Seller or any of its Affiliates other than a Company Entity, on the one hand, and any Company Entity, on the other hand, excluding any Intercompany Accounts which are to be paid, settled, netted, cancelled, forgiven or released pursuant to Section 6.9.
“Agreement” means this Purchase and Sale Agreement, including all Exhibits and Schedules hereto and the Disclosure Schedules, as each of the same may be amended, modified or supplemented from time to time in accordance with its terms.
“Anti-Bribery Laws” means any and all Laws related to anti-bribery (including, to the extent applicable, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any rules and regulations thereunder) and any similar Laws.
“Anti-Money Laundering Laws” means any and all Laws related to terrorism financing or money laundering, including, to the extent applicable, the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), as amended by the USA PATRIOT Act, the rules and regulations thereunder and any similar Laws.
“Anti-Trust Laws” means (a) Decree Law No. 211 of 1973, published by the Chilean Ministry of Economy, Promotion and Reconstruction, as amended from time to time, (b) the guidelines drafted by the Chilean Anti-Trust Authority, and (c) any other applicable anti-trust and similar Laws in Chile.
“Applicable Percentage” means the “Applicable Percentage” set forth for each Company Entity on Section 3.3 of the Seller Disclosure Schedule.
“Audited Financial Statements” has the meaning set forth in Section 3.6.
“Balance Sheet Date” has the meaning set forth in Section 3.6.
“Base Purchase Price” means $2,230,000,000.
“Benefit Plan” means each material employee benefit plan and each other material benefit plan, in each case, voluntarily sponsored or voluntarily maintained by the Company Entities; provided, that any employee benefit under any Law or government-mandated plan or program will not be considered a “Benefit Plan” for the purposes of this Agreement.

“Business Day” means any day other than Saturday, Sunday or any other day on which banking institutions in New York, New York, the PRC or Hong Kong are not open for the transaction of normal banking business, or, solely for the determination of the Closing Date and for determining any action to be taken in Chile, any other day on which banking institutions are not open for the transaction of normal banking business in Santiago, Chile.
“Buyer” has the meaning set forth in the preamble to this Agreement.
“Buyer Disclosure Schedule” means the disclosure schedule delivered by Buyer to Seller on the date hereof.
“Buyer Indemnified Parties” means Buyer, any Affiliate of Buyer (including, from and after the Closing, any Company Entity), and any officer, director, employee, agent or representative of Buyer.
“CFC Tax Year Election” has the meaning set forth in Section 6.7(c).
“Chilean Anti-Trust Authority” means the Fiscalía Nacional Económica of Chile.
“Chilean Holdco” has the meaning set forth in the Recitals.
“Chilean Withholding Taxes” means the amounts determined in accordance with Section 2.7 that Buyer is required to withhold in accordance with Article 74 of the Chilean Income Tax Law (Decree Law No. 824 of 1974, as amended) in respect of the Preliminary Purchase Price and any Shortfall Payment.
“Chilquinta” means Chilquinta Energía S.A.
“Claim Notice” means written notification in accordance with Section 8.4(a) of a Third-Party Claim under Section 8.2 or Section 8.3 by an Indemnified Party, specifying in reasonable detail, together with reasonable supporting documentation, the nature of and basis for such Third-Party Claim and for the Indemnified Party’s claim against the Indemnifying Party under Section 8.2 or Section 8.3 together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Damages arising from such Third-Party Claim.
“Closing” has the meaning set forth in Section 2.3.
“Closing Adjustment Certificate” means a certificate signed by an officer of Buyer setting forth Buyer’s calculation of the Closing Date Adjusted Net Indebtedness, the Closing Date Adjusted Working Capital, the Closing Date Transaction Expenses, the Adjustment Amount and any asserted Excess Payment or Shortfall Payment, together with reasonable supporting calculations and documentation.
“Closing Date” means the date the Closing occurs pursuant to Section 2.3.
“Closing Date Adjusted Net Indebtedness” means Adjusted Net Indebtedness as set forth in the Closing Adjustment Certificate delivered pursuant to Section 2.4(b) as of the Closing Date, calculated in accordance with Schedule C.

“Closing Date Adjusted Working Capital” means Adjusted Working Capital as set forth in the Closing Adjustment Certificate delivered pursuant to Section 2.4(b) as of the Closing Date, calculated in accordance with Schedule C.
“Closing Date Transaction Expenses” means the Transaction Expenses as set forth in the Closing Adjustment Certificate delivered pursuant to Section 2.4(b).
“Company” has the meaning set forth in the recitals to this Agreement.
“Company Entities” has the meaning set forth in the recitals to this Agreement.
“Company Interests” has the meaning set forth in the recitals to this Agreement.
“Company Owned IP” means all material Intellectual Property rights owned by a Company Entity.
“Confidential Information” means any of (a) information concerning the business, operations and assets of any Party or its Affiliates or Subsidiaries, (b) any other information disclosed, either orally, electronically or in writing, by any Party or its Affiliates or Subsidiaries or their respective Representatives to the other Party or its Affiliates or their respective Representatives in connection with the Transaction before or after the date hereof that such Party identifies as confidential at the time of its disclosure, and (c) the terms of this Agreement. The term “Confidential Information” shall not include information that (a) is or becomes generally available to the public, other than as a result of disclosure by any Party or any of its Affiliates or any of their respective Representatives in violation of this Agreement, (b) becomes available to any Party, its Affiliates or any of their respective Representatives from a Person other than the other Party or the Company Entities on a non-confidential basis; provided, that such Person was not known, after due inquiry, by such Party, its Affiliates or their respective Representatives to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to such other Party, the Company Entities, their respective Affiliates or their respective Representatives with respect to such information, or (c) was lawfully in the possession of the receiving Party or any of its Affiliates prior to its disclosure by the disclosing Party, its Affiliates or their respective Representatives.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated March 8, 2019, by and between Sempra Energy and Buyer.
“Consents” means consents, approvals, exemptions, waivers, authorizations, filings, registrations and notifications.
“Continuing Employees” has the meaning set forth in Section 6.11.
“Contract” means any written agreement, contract, subcontract, lease, license, sublicense or other legally binding commitment or undertaking.
“Contracting Party” has the meaning set forth in Section 10.11.
“Current Assets” has the meaning set forth in Schedule C.
“Current Insurance Policies” has the meaning set forth in Section 6.1(d).

“Current Liabilities” has the meaning set forth in Schedule C.
“Damages” means all losses, damages, liabilities, amounts paid in connection with any assessments, judgments or settlements relating thereto, and out-of-pocket expenses and reasonable attorneys’ fees and expenses reasonably incurred in defending against any such Actions.
“Data Protection Laws” has the meaning set forth in Section 3.21(a).
“Deductible” has the meaning set forth in Section 8.2(d).
“Direct Withholding Taxes” has the meaning set forth in Section 2.7(a).
“Disclosure Schedules” means the Buyer Disclosure Schedule and the Seller Disclosure Schedule.
“Dispute Period” has the meaning set forth in Section 8.4(b).
“Distribution Electric Concession” means the concession required to be obtained from a relevant Governmental Authority to: (i) distribute electricity and (ii) impose legal electric easements for the benefit of the distribution facilities under Chilean Law.
“Electric Permit” means together any Distribution Electric Concession and Transmission Electric Concession.
“Eletrans II” means Eletrans II S.A.
“ELETRANS Closing” has the meaning set forth in Section 6.2(g)(ii).
“Eletrans Delays” has the meaning set forth in Section 8.3.
“ELETRANS Fair Value” has the meaning set forth in Section 6.2(g).
“ELETRANS Post-Closing Covenants” has the meaning set forth in Section 6.2(g).
“ELETRANS Purchase Agreement” means the definitive purchase agreement between the ELETRANS Purchasers and SAESA to purchase all of the Interests of the JV Companies and shareholder loans held by SAESA or an Affiliate of SAESA, which represent 50% of the total Interests in the JV Companies and all of the shareholder loans from SAESA to the JV Companies.
“ELETRANS Purchasers” has the meaning set forth in Section 6.2(g)(i).
“Environmental Law” means any Law existing on the date hereof or as of the Closing Date applicable to any Company Entity and related to pollution or protection of the environment, natural resources, endangered or threatened species, human health or safety matters to the extent relating to human exposure to any Hazardous Materials, or the presence of, exposure to or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing or remediation of any Hazardous Materials.
“Estimated Adjusted Net Indebtedness Amount” means an amount, which amount may be positive or negative, equal to (a) the amount of Preliminary Adjusted Net Indebtedness minus (b) the Target Adjusted Net Indebtedness Amount.

“Estimated Adjusted Working Capital Amount” means an amount, which amount may be positive or negative, equal to (a) the amount of Preliminary Adjusted Working Capital minus (b) the Target Adjusted Working Capital Amount.
“Excess Payment” has the meaning set forth in Section 2.4(e).
“Exchange Rate” means, as of any date of determination, (a) with respect to Pesos, the exchange rate between Dollars and Pesos published by the Central Bank of Chile on the date prior to such date of determination, and (b) with respect to any non-U.S. currency (other than Pesos), the official non-U.S. currency exchange rate between Dollars and such non-U.S. currency as published in The Wall Street Journal on the date prior to such date of determination; provided, in each case, that if the date of determination is not a Business Day, the Exchange Rate shall be that of the immediately preceding Business Day.
“Excluded Intellectual Property” has the meaning set forth in Section 6.14(a).
“Final Adjustment Certificate” has the meaning set forth in Section 2.4(d).
“Final Purchase Price” means the Preliminary Purchase Price as adjusted pursuant to Section 2.4.
“Final Settlement Date” has the meaning set forth in Section 2.4(c).
“Financial Statements” has the meaning set forth in Section 3.6.
“Fundamental Representations” has the meaning set forth in Section 8.1.
“Funds Flow Schedule” has the meaning set forth in Section 2.4(a).
“Governing Documents” means (a) with respect to any corporation, its articles or certificate of incorporation and bylaws, shareholders agreement or documents of similar substance (including with respect to voting rights, governing matters or restriction on transfer of securities), (b) with respect to any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or documents of similar substance (including with respect to voting rights, governing matters or restriction on transfer of securities), (c) with respect to any limited partnership, its certificate of limited partnership and partnership agreement or documents of similar substance (including with respect to voting rights, governing matters or restriction on transfer of securities), and (d) with respect to any other entity, governing or organizational documents of similar substance to any of the foregoing (including with respect to voting rights, governing matters or restriction on transfer of securities), in the case of each of clauses (a) through (d), as may be in effect from time to time.
“Governmental Authority” means any federal, state, regional, municipal or local government or political subdivision thereof, court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality, or non-governmental body administering or regulating wholesale electric, capacity and/or ancillary services markets or electric transmission systems, in each case with competent jurisdiction.
“Governmental Order” means any binding order, writ, judgment, injunction, decree, stipulation, determination or award of any Governmental Authority.

“Hazardous Material” means (a) any material, waste or substance that is defined or listed as “hazardous” or “toxic” or words of similar import or regulatory effect under any applicable Environmental Law (excluding electricity) and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, friable asbestos, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls, in each case to the extent regulated or which could result in a Liability under any Environmental Law.
“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.
“ICC” has the meaning set forth in Section 10.15.
“IFRS” means the International Financial Reporting Standards, as issued by the International Accounting Standards Board and as applied in the relevant jurisdiction.
“Indebtedness” means (without duplication) the aggregate amount of the following obligations and together with any interest accrued thereon and any other amount owing thereunder: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations under any swap, collar, cap or other Contract the principal purpose of which is to benefit from or reduce or eliminate the risk of fluctuations in interest rates or currencies, (d) any reimbursement obligations under letters of credit that have been drawn or similar facilities other than trade payables, (e) any deferred consideration in relation to any acquisition of any business, asset or undertaking, (f) any dividend payable, income tax payable, deposits, security deposits, intercompany payable to a Person other than a Company Entity and (g) any guaranty of any of the foregoing; provided, that clause (f) shall only be “Indebtedness” for the purpose of any calculation in accordance with Schedule C and, for the avoidance of doubt, shall not constitute “Indebtedness” in the definition of “Permitted Indebtedness”.
“Indemnified Party” means a Buyer Indemnified Party or a Seller Indemnified Party.
“Indemnified Persons” has the meaning set forth in Section 6.15(a).
“Indemnifying Party” means a Person from which or whom indemnification is being sought pursuant to Article VIII.
“Indemnity Notice” means written notification in accordance with Section 8.4(b) of a claim for indemnity under Section 8.2 or Section 8.3 by an Indemnified Party, specifying in reasonable detail, together with supporting documentation to the extent available, the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Damages arising from such claim.
“Indemnity Reduction Amounts” has the meaning set forth in Section 8.2(h).
“Independent Accounting Firm” means Ernst & Young Global Limited or an Affiliate thereof; provided, that in the event that the designated Independent Accounting Firm refuses to accept the appointment provided for hereunder, the replacement will be PricewaterhouseCoopers or an Affiliate thereof, and if such replacement Independent Accounting Firm refuses to accept the appointment provided for hereunder, Seller and Buyer shall jointly appoint a replacement independent, internationally recognized accounting firm to serve in the capacity of the Independent Accounting Firm.
“Indirect Losses” has the meaning set forth in Section 8.5(c).
“Indirect Withholding Taxes” has the meaning set forth in Section 2.7(a).
“Intellectual Property“ means all intellectual property rights and all related rights, interests, and protections, whether protected, created or arising under the Laws of the United States or any other jurisdiction, including all (a) patents, patent applications, utility models, applications for utility models, industrial designs, and statutory invention registrations, including all continuations, divisions, divisionals, continuations-in-part, foreign and international counterparts, provisionals, and issuances of any of the foregoing, and all reissues, reexaminations, substitutions, renewals, extensions and related priority rights of any of the foregoing, (b) Trademarks, (c) copyrights and works of authorship and all registrations, applications, renewals and extensions of any of the foregoing, whether or not copyrightable, (d) trade secrets and proprietary rights in technology, know-how, software, databases, inventions, formulas, algorithms, procedures, methods, processes, developments and research, and (e) computer programs, operating systems, applications and other code including all source code, object code, application programming interfaces, data files, database, specifications, protocols and other documentation thereof.
“Intercompany Accounts” means any intercompany accounts, balances, payables, receivables or Indebtedness, including any amounts owing between Seller or its Affiliates (excluding any Company Entity) on the one hand, and any Company Entity, on the other hand.
“Intercompany Financial Arrangements” means Indebtedness extended by a Company Entity to another Company Entity and all cash pooling arrangements between Company Entities.
“Interests” means, with respect to any Person, shares, partnership interests, limited liability company interests or any other equity interest in such Person.
“Interim Balance Sheets” has the meaning set forth in Section 3.6.
“Interim Period” has the meaning set forth in Section 6.1(a).
“Intra-group Restructuring” means the restructuring described in the Restructuring Plan.
“ISL” has the meaning set forth in the recitals to this Agreement.
“IT Systems” has the meaning set forth in Section 3.20(f).
“JV Companies” means Eletrans S.A., Eletrans II and Eletrans III S.A.
“Knowledge” means (a) with respect to Seller, the actual knowledge of any individual set forth on Section 1.1(a) of the Seller Disclosure Schedule, without any obligation of inquiry or investigation, and (b) with respect to Buyer, the actual knowledge of any individual set forth on Section 1.1(b) of the Buyer Disclosure Schedule, without any obligation of inquiry or investigation.

“Laws” means all applicable laws, statutes, constitutions, rules, regulations, ordinances, rulings of any Governmental Authority and all applicable Governmental Orders.
“Liability” means any liability or obligation of any nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether direct or indirect, whether matured or unmatured, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).
“Lien” means any claim, mortgage, pledge, lien, retention of title, encumbrance, charge, option to purchase, right of first offer, right of refusal or transfer restriction in favor of any Person or other security interest or an agreement, arrangement or obligation to create any of the foregoing.
“Material Adverse Effect” means (a) with respect to the Company Entities, any event, occurrence or circumstance that has or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company Entities, taken as a whole; provided, that none of the following shall constitute or be deemed to contribute to a Material Adverse Effect, or shall otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur (except, solely with respect to items (i), (ii), (iii), (iv) and (v), to the extent such event, occurrence or circumstance has a materially disproportionate effect on the Company Entities, taken as a whole, as compared to similarly situated entities): (i) changes generally affecting the industries or markets (including the energy industry or markets) in which the Company Entities operate, whether international, national, regional, state, provincial or local, (ii) changes in markets (including retail markets) for electric power, generation, transmission or distribution or commodities, supplies or transportation or related products and operations, including those due to actions by competitors and regulators, (iii) changes in general political or social conditions, including the substitution of any Governmental Authority, including the President of Chile, armed hostilities, national emergencies or acts of war (whether or not declared), sabotage or terrorism, changes in government, military actions or “force majeure” events, or any escalation or worsening of any of the foregoing, (iv) effects of weather, meteorological events, fires, floods, earthquakes or other natural disasters or natural occurrences, (v) changes in Law or regulatory policy or the interpretation or enforcement thereof, including with respect to any Regulated Tariff, (vi) changes in economic, business or market conditions, including changes in currency, financial, securities or credit markets (including any disruption thereof, any decline in the price of any security or any market index and changes in prevailing interest rates or foreign exchange rates), (vii) the execution, announcement or performance of this Agreement or the consummation of the Transaction, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees (including any employee departures or labor union or labor organization activity), financing sources or Governmental Authorities, or any communication by the Buyer or its Affiliates of their plans or intentions (including in respect of employees) with respect to the Company Entities or their respective business, (viii) changes in accounting requirements or principles, including IFRS or any adoption, proposal, implementation or change in any Law or Permit or any interpretation or application thereof by any Governmental Authority, (ix) actions or omissions expressly required or permitted to be taken or not taken by the Company Entities in accordance with this Agreement or the other Transaction Documents or requested, or consented to, by Buyer or any of its Subsidiaries or Affiliates, (x) any breach, violation or non-performance of any provision of this Agreement by Buyer or any of its Subsidiaries or Affiliates, (xi) failure by Seller or any Company Entity to meet any projections or forecasts for any period after the date hereof (it being understood and agreed that the exception in this clause, and (xii) shall not preclude any Party from asserting that the underlying facts, circumstances, changes, events, occurrences or developments giving rise to such failure should be taken into account in determining whether there has been a Material Adverse Effect if not otherwise excluded by another clause of this definition), (b) with respect to Buyer, any event, occurrence or circumstance that would reasonably be expected to prevent or prohibit Buyer from consummating the purchase of the Company Interests contemplated by this Agreement, and (c) with respect to Seller, any event, occurrence or circumstance that would reasonably be expected to prevent or prohibit Seller from consummating the sale of the Company Interests contemplated by this Agreement.
“Material Contracts” means the following Contracts to which any Company Entity, is a party and which are in effect on the date hereof: (a) each Contract for the purchase of energy, (b) each swap, exchange, commodity option or hedging Contract, (c) each operation, maintenance or management Contract that is material to the operation of the Company Entities taken as a whole, (d) each engineering, procurement and construction or installation contract that is material to the operation of the Company Entities taken as a whole, (e) each Contract (other than any Real Property Agreement or Contract relating to Owned Real Property) which provides for aggregate future payments after the date hereof to or from any Company Entity in excess of $5,000,000 in any calendar year, other than those that can be terminated without material penalty by such Company Entity upon ninety (90) days’ notice or less, (f) each Contract which contains any covenant which materially restricts any of the Company Entities from competing or engaging in any activity or business that is material to the Company Entities, taken as a whole, (g) each Contract under which any Company Entity has (i) created, incurred, assumed or guaranteed any outstanding Indebtedness for borrowed money, (ii) granted a Lien on its assets, whether tangible or intangible, to secure such Indebtedness, or (iii) extended credit to any Person, in each case in an amount in excess of $5,000,000 of commitment, (h) each Contract establishing or governing the operation and management of any joint venture, co-tenancy or shared facilities relationship that is material to a Company Entity, (i) each Affiliate Contract and each Contract between a Company Entity and a JV Company, a shareholder of a JV Company (other than a Company Entity) or an Affiliate of such Shareholder, and (j) each Contract settling litigation in an amount in excess of $5,000,000 within the past three (3) years before the date of this Agreement; provided, that in respect of clauses (a) through (j), any Contract that may be terminated at will by a party thereto (except in the case of a breach or violation of such Contract) shall not be deemed a Material Contract.
“Net Cash” has the meaning set forth in Schedule C.
“Net Indebtedness” has the meaning set forth in Schedule C.
“Net Indebtedness Adjustment Amount” means an amount, which may be positive or negative, calculated in accordance with Schedule C, equal to the difference of (a) the Closing Date Adjusted Net Indebtedness minus (b) the Preliminary Adjusted Net Indebtedness.
“New Buyer” has the meaning set forth in Section 10.2(b).

“Non-Recourse Persons” has the meaning set forth in Section 10.11.
“Notice of Disagreement” has the meaning set forth in Section 2.4(c).
“Ordinary Course of Business” means the ordinary course of business of the Company Entities, including development, construction, maintenance and operation activities of energy infrastructure and related assets, consistent with past practice.
“Other Withholding Taxes” has the meaning set forth in Section 2.7(c).
“Owned Real Property” means all Real Property with a value in excess of $5,000,000.
“Parties” has the meaning set forth in the preamble to this Agreement.
“Permits” means permits, licenses, Electric Permits and authorizations obtained from any Governmental Authority, but does not include any notices of self-certifications required to be filed with any Governmental Authority.
“Permitted Indebtedness” means (a) the Indebtedness of the Company Entities set forth on Section 1.1(c) of the Seller Disclosure Schedule in principal amount not to exceed the limits set forth therein, including any refinancing Indebtedness thereof, and (b) the Intercompany Financial Arrangements.
“Permitted Liens” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including all statutory Liens, arising or incurred in the Ordinary Course of Business or the validity or amount of which is being contested in good faith by appropriate proceedings, (b) Liens for Taxes not yet due and payable or being contested in good faith through appropriate proceedings and for which reserves have been established in accordance with IFRS in the Financial Statements, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements that do not materially impair the current or permitted use of the underlying leased assets, (d) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws, (e) pledges, deposits or other obligations to secure public or statutory obligations or appeal bonds, (f) Liens disclosed in financial statements made available to Buyer, (g) Liens disclosed on title reports or surveys made available to Buyer, (h) with respect to the Real Property, all exceptions, restrictions, easements, imperfections of title, charges, covenants, rights of way, zoning ordinances and similar encumbrances which do not materially impair the current or permitted use, occupancy or value of the property subject thereto, including any relating to any environmental matter or Environmental Law, (i) Liens in favor of another Company Entity, (j) Liens arising under or created by any Transaction Document (other than as a result of a breach or default under such Transaction Document), Liens or other imperfections of title, if any, that do not, individually or in the aggregate, materially impair the current or permitted use, occupancy or value of the property subject thereto, (k) Liens pursuant to any Permit, (l) Liens that will be released on or prior to the Closing Date, (m) restrictions on the sales of securities under applicable securities Laws, (n) Liens set forth in the Governing Documents of any Company Entity, (o) licenses of Intellectual Property granted in the Ordinary Course of Business, and (p) Liens listed on Section 1.1(d) of the Seller Disclosure Schedule.

“Person” means an individual, partnership, limited liability partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization, or Governmental Authority.
“Post-signing Breach Notification” has the meaning set forth in Section 6.17(a).
“Power Facility” means all transmission and distribution facilities, whether in operation, under construction or to be constructed, owned by the Company Entities.
“PRC” means the People’s Republic of China and, for purposes of this Agreement, excludes Hong Kong, the Macao Special Administrative Region and Taiwan.
“Pre-Closing Return” has the meaning set forth in Section 6.7(c).
“Pre-Closing Tax Period” means all taxable years or other taxable periods ending on or prior to the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.
“Pre-Closing Taxes” has the meaning set forth in Section 6.7(a).
“Preliminary Adjusted Net Indebtedness” means the Adjusted Net Indebtedness as set forth in the Funds Flow Schedule delivered pursuant to Section 2.4(a) as of the Closing Date, calculated in accordance with Schedule C.
“Preliminary Adjusted Working Capital” means the Adjusted Working Capital as set forth in the Funds Flow Schedule delivered pursuant to Section 2.4(a) as of the Closing Date, calculated in accordance with Schedule C.
“Preliminary Purchase Price” has the meaning set forth in Section 2.2(a).
“Preliminary Transaction Expenses” means the Transaction Expenses as set forth in the Funds Flow Schedule delivered pursuant to Section 2.4(a) as of the Closing Date.
“Proportional Equity Value” has the meaning set forth in Section 6.2(g).
“Real Property” means any real property that any of the Company Entities owns or uses in the conduct of its business.
“Real Property Agreement” means any real property leases, easements (servidumbres) and rights-of-way to which any Company Entity is a party, with a value in excess of $5,000,000.
“Regulated Tariff” means the regulated rates to be applied by power distribution or transmission companies to its customers and users, which rates are calculated, approved and updated, from time to time, by the corresponding Governmental Authority.
“Releasee” has the meaning set forth in Section 8.5(b).
“Releasor” has the meaning set forth in Section 8.5(b).
“Remedies Exception” means (a) applicable bankruptcy (quiebra), liquidation (liquidación), insolvency (concurso), reorganization, moratorium, and other Laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally, and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.
“Representatives” means, with respect to any Person, the directors, officers, employees, agents, consultants, attorneys, accountants, investment bankers or other advisors of such Person.
“Restructuring Plan” means the plan for the restructuring of the Company Entities set forth in Exhibit A.
“SAESA” has the meaning set forth in Section 6.2(g).
“Securities Act” has the meaning set forth in Section 5.6.
“Seller” has the meaning set forth in the preamble to this Agreement.
“Seller Disclosure Schedule” means the disclosure schedule (together with all attachments and appendices thereto) delivered by Seller to Buyer on the date hereof.
“Seller Indemnified Parties” means Seller, any Affiliate of Seller, and any officer, director, employee, agent or representative of Seller or any Affiliate of Seller.
“Seller Marks” has the meaning set forth in Section 6.14(a).
“Seller Trademarks” has the meaning set forth in Section 6.14(a).
“Seller’s Counsel” has the meaning set forth in Section 10.13(a).
“Shortfall Payment” has the meaning set forth in Section 2.4(e).
“Solvent” means, when used with respect to Buyer, that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of Buyer exceeds (i) the value of all “liabilities of Buyer, including contingent and other liabilities,” as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount required to pay the probable liabilities of Buyer on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) Buyer will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due, and (c) Buyer does not intend to or believe it shall incur debts beyond its ability to pay as such debts mature, in each case, after giving effect to the Transaction.
“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.
“Straddle Period Return” has the meaning set forth in Section 6.7(c).
“Subsidiary” means, with respect to any Person, any other Person of which fifty percent (50%) or more of the outstanding voting securities or ownership interests are owned or Controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries.
“Surviving Covenants” has the meaning set forth in Section 8.1.
“Target Adjusted Net Indebtedness Amount” means $241,888,552.

“Target Adjusted Working Capital Amount” means $73,497,285.
“Tax” means any and all federal, state, local, or foreign tax, charge, duty, fee, levy or other assessment, including income, net proceeds, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, property, personal property, sales, use, transfer, gain, registration, value added, alternative or addon minimum, estimated, or other tax of any kind whatsoever, imposed by any Governmental Authority, and including any interest, assessment, penalty, or addition thereto, whether disputed or not.
“Tax Proceeding” has the meaning set forth in Section 6.7(e).
“Tax Refunds” has the meaning set forth in Section 6.7(f).
“Tax Representations” has the meaning set forth in Section 8.1.
“Tax Return” means any return, declaration, report, claim for refund, election, disclosure, estimate, report, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with any Governmental Authority.
“Termination Date” has the meaning set forth in Section 9.1(b).
“Third-Party Claim” has the meaning set forth in Section 8.4(a).
“Trademarks” means all trademarks, service marks, trade dress, logos, brand names, trade names, domain names, corporate names, any other indicia of source or origin, and all registrations and applications for registration, together with the goodwill symbolized by any of the foregoing.
“Transaction” has the meaning set forth in the recitals to this Agreement.
“Transaction Documents” means this Agreement, the Confidentiality Agreement and all other documents executed by the Parties in connection with the Transaction as of the date hereof, or delivered or required to be delivered by any Party at the Closing pursuant to this Agreement.
“Transaction Expenses” means, to the extent due and unpaid as of immediately prior to the Closing, without duplication, solely in connection with the consummation of the Transaction (a) the out-of-pocket fees, expenses and other similar amounts that have been incurred on or prior to the Closing by any Company Entity (or, to the extent any Company Entity is responsible for the payment thereof, Seller or its Affiliates) in connection with the negotiation, execution, performance under or consummation of this Agreement, the Transaction Documents, any other document contemplated hereby and the Transaction, including any investment banking, accounting, advisory, broker’s, finder’s or legal fees, (b) any stay bonus, transaction completion bonus, change-of-control payment, retention payment or other similar payment made or required to be made to any current or former directors, managers, officers, employees or service providers (including independent contractors) of any Company Entity (other than as a result of Contracts made by any Company Entity following the Closing or by Buyer following the Closing), and the employer portion of any payroll, social security, unemployment or similar Taxes, withholding obligations or similar liabilities attributable to such payments, and (c) any severance obligations payable to current or former directors, managers, officers, employees or service providers (including independent contractors) of any Company Entity whose employment or service relationship is terminated by any Company Entity, Seller or any of their Affiliates and any Taxes payable in connection therewith (including the employer portion of any payroll, social security, unemployment or similar Taxes, withholding obligations or similar liabilities attributable to such payments); provided, that, notwithstanding the foregoing, in no event shall Transaction Expenses include (i) any payments triggered by a termination of employment or service that occurs following the Closing (excluding pursuant to any stay bonus, transaction completion bonus, retention payment) or (ii) any expenses of, or expenses initiated at the written request or direction of, Buyer or any of its pre-Closing Affiliates.
“Transaction Expenses Adjustment Amount” means an amount, which may be positive or negative, calculated in accordance with Schedule C, equal to the difference of (a) the Closing Date Transaction Expenses minus (b) the Preliminary Transaction Expenses.
“Transfer Taxes” means any and all transfer, sales, use, value-added, excise, stock, stamp, documentary, filing, recording and other similar Taxes, filing fees and similar charges, including all applicable real property or leasehold interest transfer or gains Taxes, but excluding any net income Taxes and Seller’s capital gain Taxes.
“Transmission Electric Concession” means the concession obtained from a relevant Governmental Authority that allows the concessionaire to impose legal electric easements for the benefit of transmission facilities under Chilean Law.
“Unaudited Financial Statements” has the meaning set forth in Section 3.6.
“VAT” has the meaning set forth in Section 3.9(f).
“VAT Return” has the meaning set forth in Section 6.7(c).
“Working Capital Adjustment Amount” means an amount, which may be positive or negative, calculated in accordance with Schedule C, equal to the difference of (a) the Closing Date Adjusted Working Capital minus (b) the Preliminary Adjusted Working Capital.
Section 1.2 Terms Generally.
(a)The definitions in Section 1.1 shall apply equally to both the singular and plural forms and to correlative forms of the terms defined.
(b)Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
(c)The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.
(d)The words “hereby,” “herewith,” “hereto,” “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules to this Agreement and the Disclosure Schedules) in its entirety and not to any part hereof unless the context shall otherwise require.

(e)Unless the context shall otherwise require, all references herein to Articles, Sections, Exhibits, Schedules and the Disclosure Schedules shall be deemed references to Articles, Sections and Exhibits of, and Schedules and the Disclosure Schedules to, this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs.
(f)Unless the context shall otherwise require, any references to any Contract (including this Agreement) or Law shall be deemed to be references to such Contract or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions).
(g)Unless the context shall otherwise require, references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person(s) succeeding to its functions and capacities.
(h)Unless the context shall otherwise require, any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder.
(i)Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(j)“Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.
(k)Any reference in this Agreement to “$” or “Dollars” will mean United States dollars and to “Pesos” or “CLP$” means Chilean Pesos.
(l)Unless otherwise specified herein, all accounting terms used herein and not expressly defined herein shall have the meanings given to them under Accounting Standards.
(m)Each representation or warranty in respect of a JV Company shall be interpreted to have been qualified by Seller’s Knowledge, and each obligation, covenant or agreement of a JV Company shall be interpreted to only require the commercially reasonable efforts of Seller (or, after the Closing, of Buyer to the extent Buyer retains an interest of fifty percent (50%) in any such JV Company) to cause such JV Company to perform such obligation, covenant or agreement, subject to the terms of the applicable Governing Documents or applicable Laws relating to such JV Company.
(n)The phrases “delivered”, “provided” and “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant Parties (including material that has been posted and maintained prior to the date hereof in the on-line “virtual data room” established by Seller).
ARTICLE II.
PURCHASE AND SALE OF THE COMPANY INTERESTS

Section 2.1 Purchase and Sale of the Company Interests. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of the Company Interests at the Closing, free and clear of all Liens, except for restrictions under applicable Laws and Governing Documents, for the consideration specified in Section 2.2.
Section 2.2 Payment of Purchase Price.
(a)At Closing, Buyer shall pay or cause to be paid the sum of the following amounts, in immediately available funds by wire transfer, to an account or accounts that have been designated by Seller to Buyer in writing at least fifteen (15) Business Days prior to the Closing (such sum, as adjusted in accordance with Section 2.4, the “Preliminary Purchase Price”):
(i) the Base Purchase Price; plus
(ii) the Estimated Adjusted Working Capital Amount; minus
(iii) the Estimated Adjusted Net Indebtedness Amount; minus
(iv) the Preliminary Transaction Expenses.
(b)Notwithstanding anything to the contrary, the Preliminary Purchase Price shall, for tax purposes, be allocated in accordance with the mechanism set forth on Section 2.2(b) of the Seller Disclosure Schedule and shall be subject to Chilean Withholding Taxes in accordance with Section 2.7 below.
Section 2.3 Closing.
(a)Subject to the satisfaction or, when permissible, waiver of the conditions set forth in Article VII, the closing of the Transaction (the “Closing”) shall take place simultaneously at 1221 Avenue of the Americas, New York, New York 10020-1095, United States and Avenida Apoquindo 3721, 14th floor, Santiago, Chile, commencing at 10:00 a.m. (eastern standard time) (i) on the day that is fifteen (15) Business Days after the date on which the last of the conditions set forth in Article VII (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date) is satisfied or, when permissible, waived, or (ii) on such other date on a Business Day or at such other time or place as the Parties may mutually agree upon in writing. The Closing shall be effective for all purposes at 11:59 p.m. (eastern standard time) on the Closing Date.
(b)At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:
(i) duly signed resignation letters of the directors and attorneys-in-fact of the Company Entities (whose names are set forth in Exhibit B) substantially in the form set forth in Exhibit C-1;
(ii) the certificate referred to in Section 7.3(c);
(iii) an instrument of transfer of shares representing the Company Interests issued by Chilean Holdco, duly executed by the Seller, substantially in the form set forth in Exhibit D; and

(iv) an instrument of assignment of social rights (cesión de derechos sociales) representing the Company Interests issued by ISL, duly executed by the Seller, substantially in the form set forth in Exhibit E.
(c) At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:
(i) the Preliminary Purchase Price;
(ii) an instrument of transfer of shares representing the Company Interests issued by Chilean Holdco, duly executed by the Buyer, substantially in the form set forth in Exhibit D;
(iii) an instrument of assignment of social rights (cesión de derechos sociales) representing the Company Interests issued by ISL, duly executed by the Buyer, substantially in the form set forth in Exhibit E;
(iv) release letters or duly executed corporate resolutions, written consents or similar resolutions by the shareholders or equity holders of the relevant Company Entities (whose names are set forth in Exhibit B) substantially in the form set forth in Exhibit C-2 authorizing the releases of each of the directors or attorneys-in-fact described in Section 2.3(b)(i) above; and
(v) the certificate referred to in Section 7.2(c).
(d) All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed and delivered simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.
Section 2.4 Funds Flow Schedule; Purchase Price Adjustment.
(a)Not less than ten (10) Business Days prior to the Closing Date, Seller shall provide Buyer with a schedule (the “Funds Flow Schedule”) setting out Seller’s good faith estimate of the amount and detailed calculation of the Preliminary Purchase Price (including calculations of the Preliminary Adjusted Net Indebtedness, the Preliminary Adjusted Working Capital and the Preliminary Transaction Expenses, including their respective component parts, the amount of Direct Withholding Taxes and the amount of Indirect Withholding Taxes), in the form attached as Schedule D. In the event that the Closing is deferred beyond the intended Closing Date in accordance with the terms of this Agreement and a Funds Flow Schedule has been delivered to Buyer prior to such deferral occurring, Seller shall be entitled to deliver a revised Funds Flow Schedule to Buyer in accordance with this Section 2.4(a), and the Funds Flow Schedule previously submitted shall cease to apply or be relevant for all purposes.

(b)Closing Adjustment Certificate. Within seventy-five (75) days after the Closing, Buyer shall prepare and deliver the Closing Adjustment Certificate to Seller, setting forth the calculations of the Closing Date Adjusted Net Indebtedness, the Closing Date Adjusted Working Capital and the Closing Date Transaction Expenses, in the form attached as Schedule E. Buyer and Seller shall provide to each other such data and information as the other Party may reasonably request in connection with the preparation and review of the Closing Adjustment Certificate; provided, that if Buyer does not deliver the Closing Adjustment Certificate within such seventy-five (75)-day period, then the Funds Flow Schedule shall be deemed to be the Closing Adjustment Certificate and Final Adjustment Certificate, for all purposes in this Agreement, the Adjustment Amount shall be zero and the Preliminary Purchase Price shall be deemed to be the Final Purchase Price.
(c)Notice of Disagreement. The Closing Adjustment Certificate or Funds Flow Schedule, as applicable, shall become final and binding upon the Parties on the date (the “Final Settlement Date”) that is the earlier of (i) forty-five (45) days after receipt of the Closing Adjustment Certificate by Seller, unless Seller gives written notice of its disagreement (“Notice of Disagreement”) to Buyer prior to such date, and (ii) the expiration of the seventy-five (75)-day period specified in Section 2.4(b) in the event Buyer does not deliver a Closing Adjustment Certificate to Seller within such seventy-five (75)-day period. Any Notice of Disagreement shall specify in reasonable detail the dollar amount, nature and basis of any such disagreement. If a Notice of Disagreement is received by Buyer, then the Closing Adjustment Certificate (as revised in accordance with paragraph (d) below, if applicable) shall become final and binding on the Parties on, and the Final Settlement Date shall be, the earlier of (i) the date upon which Seller and Buyer agree in writing with respect to all matters specified in the Closing Adjustment Certificate, and (ii) the date upon which the Final Adjustment Certificate is issued by the Independent Accounting Firm.

(d)Final Adjustment Certificate. During the first twenty (20) days after the date upon which Buyer receives a Notice of Disagreement, the Parties shall attempt to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement. If at the end of such twenty (20)-day period (or earlier by mutual agreement to arbitrate) the Parties have not reached agreement, the matters that remain in dispute may be submitted to the Independent Accounting Firm by either Seller or Buyer for review and resolution. The hearing date shall be scheduled by the Independent Accounting Firm as soon as reasonably practicable and shall be conducted on a confidential basis. Seller and Buyer shall, not later than seven (7) days prior to the hearing date set by the Independent Accounting Firm, submit a brief (to include their respective calculations with regard to amounts in dispute on the Closing Adjustment Certificate) for settlement of any amounts set forth in the Notice of Disagreement that remain in dispute. The Parties shall instruct the Independent Accounting Firm to render a decision (which decision shall include a written statement of findings and conclusions, including a written explanation of its reasoning with respect to such findings and conclusions) resolving the matters in dispute in accordance with this Section 2.4(d), and the Final Adjustment Certificate reflecting such decision, within ten (10) Business Days after the conclusion of the hearing, unless the Parties reach agreement prior thereto and withdraw the dispute from arbitration. The Independent Accounting Firm shall (i) act as an independent accounting firm and not as an expert, (ii) address only those items in dispute, and (iii) for each item, not assign a value greater than the greatest value for such item claimed by either Seller or Buyer or smaller than the smallest value for such item claimed by either Seller or Buyer. The decision of the Independent Accounting Firm shall be final and binding on the Parties. The fees and expenses of the Independent Accounting Firm pursuant to this Section 2.4(d) shall be borne by the Parties in inverse proportion to their respective success on the merits and such allocation of fees and expenses shall be calculated by the Independent Accounting Firm and shall be final and binding on the Parties. For example, if Buyer’s computation of the Adjustment Amount set forth on the Closing Adjustment Certificate is different from the Adjustment Amount set forth on the Final Adjustment Certificate as adjusted by the Independent Accounting Firm pursuant to this Section 2.4(d) by ten percent (10%), and Seller’s computation of the Adjustment Amount set forth on the Notice of Disagreement is different from the Adjustment Amount set forth on the Final Adjustment Certificate by five percent (5%), then two-thirds of the fees and expenses relating to the appointment of the Independent Accounting Firm and the work, if any, to be performed by the Independent Accounting Firm will be paid by Buyer and one-third of such fees and expenses shall be paid by Seller. As used in this Agreement, the term “Final Adjustment Certificate” shall mean the Closing Adjustment Certificate delivered (or deemed delivered) pursuant to Section 2.4(b), as subsequently adjusted, if applicable, pursuant to this Section 2.4(d) to reflect any subsequent written agreement between the Parties with respect thereto and, if submitted to the Independent Accounting Firm, any amendments or modifications to the Closing Adjustment Certificate decided by the Independent Accounting Firm calculated in accordance with Schedule C.
(e)Final Settlement and Adjustment to Purchase Price; Payment.
(i) (1) If the Adjustment Amount set forth on the Final Adjustment Certificate is a positive amount, then the Final Purchase Price shall equal the Preliminary Purchase Price increased by an amount equal to the Adjustment Amount set forth on the Final Adjustment Certificate (a “Shortfall Payment”), and (2) if the Adjustment Amount set forth on the Final Adjustment Certificate is a negative amount, then the Final Purchase Price shall equal the Preliminary Purchase Price decreased by an amount equal to the absolute value of the Adjustment Amount set forth on the Final Adjustment Certificate (an “Excess Payment”).
(ii) Any Shortfall Payment shall be paid by Buyer to Seller, not later than ten (10) Business Days after the Final Settlement Date by wire transfer of immediately available funds to an account or accounts specified by Seller.
(iii) Any Excess Payment shall be paid by Seller to Buyer, not later than ten (10) Business Days after the Final Settlement Date by wire transfer of immediately available funds to an account or accounts specified by Buyer.
Section 2.5 Transfer Taxes. Notwithstanding anything herein to the contrary, any and all Transfer Taxes imposed as a result of the transactions contemplated hereby shall be the responsibility of Buyer. To the extent any such Transfer Taxes are paid or payable by Seller, Buyer shall promptly reimburse Seller for such Transfer Taxes, upon Buyer’s receipt of reasonably satisfactory evidence of the amount of such Transfer Taxes. The Parties will reasonably cooperate in the preparation and filing of any Tax Returns or other documentation in connection with any Transfer Taxes subject to this Section 2.5, including joining in the execution of any such Tax Returns and other documentation to the extent required by Law.
Section 2.6 Pre-Closing Transactions. Seller and its Affiliates (including the Company Entities) shall be permitted to take such actions as may be necessary or advisable to effectuate the purposes of the transactions contemplated in Section 6.1(b)(vii) of the Seller Disclosure Schedule or any other transaction contemplated hereby without the consent of Buyer.
Section 2.7 Withholding Taxes.

(a)The Parties acknowledge that the sale of all Company Interests from Seller to Buyer is subject to Chilean Withholding Taxes on account of (i) the assignment of social rights (cesión de derechos sociales) representing the Company Interests issued by ISL (the “Direct Withholding Taxes”) and (ii) the instrument of transfer of shares representing the Company Interests issued by Chilean Holdco (the “Indirect Withholding Taxes”).
(b)For each of the Direct Withholding Taxes and the Indirect Withholding Taxes, Seller shall determine, in its sole discretion, as required by applicable law, the mechanism under which Chilean Withholding Taxes shall apply. Buyer shall withhold and pay any Direct Withholding Taxes and any Indirect Withholding Taxes as directed by Seller in the Funds Flow Schedule and the Closing Adjustment Certificate (if applicable), according to Seller’s determination above. To the extent there is an overpayment of the Direct Withholding Taxes or the Indirect Withholding Taxes, Seller shall be entitled to such overpayment amount and Seller shall control any refund claim for any such overpayment amount. Buyer shall, at the request of Seller, cooperate, apply or request for, or provide reasonable assistance to Seller in obtaining, any refund for any such overpayment amount, including by filing appropriate documentation with the Servicio de Impuestos Internos.
(c)Solely for withholding taxes in Chile, Bermuda and the Netherlands other than the Direct Withholding Taxes and the Indirect Withholding Taxes (the “Other Withholding Taxes”), Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Buyer is required by applicable Laws to deduct and withhold with respect to the making of such payment in accordance with applicable Laws. Buyer shall use commercially reasonable efforts to provide Seller with at least seven (7) Business Days’ notice of the applicability of any such withholding prior to making such withholding, and shall afford Seller a reasonable opportunity to provide any applicable certificates, forms or documentation that would reduce or eliminate the requirement to withhold Tax under applicable Laws. The Parties shall work together in good faith to minimize any Other Withholding Taxes.
(d)To the extent that amounts are withheld by Buyer under Section 2.7(b) or Section 2.7(c), such withheld and deducted amounts will be paid as promptly as possible and in any event within the time periods provided under applicable Laws to the applicable Tax authority and, to the extent so paid to such Tax authority, will be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deduction and withholding was made by Buyer; provided, that, Buyer shall furnish Seller with evidence of payment of the respective withholding Taxes as soon as possible but not later than ten (10) Business Days after payment was, or is to be, made to the corresponding Tax authorities in accordance with applicable Laws.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY ENTITIES
On the date hereof, and for purposes of Section 8.2 and Section 6.7 only as of the Closing, Seller represents and warrants to Buyer, except as disclosed in the Seller Disclosure Schedule, as follows:
Section 3.1 Organization.

(a)Each Company Entity is duly organized and validly existing under the Laws of the jurisdiction of its organization.
(b)Each Company Entity is duly qualified or licensed to do business in each jurisdiction in which the properties owned or leased by it or in which the conduct of its business requires it to be so qualified or licensed, except in such jurisdictions where the failure to be so duly qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company Entities.
Section 3.2 Noncontravention. Except as set forth on Section 3.2 of the Seller Disclosure Schedule, assuming the accuracy of the representations and warranties of Buyer set forth in Article V, neither the execution and delivery by Seller of this Agreement nor the other Transaction Documents to which it is or will be a party, nor the consummation by Seller of the Transaction (a) conflicts with any provision of the respective Governing Documents of the Company Entities, (b) violates or results in a breach of or imposition of any Lien (other than a Permitted Lien) under any Material Contract of any Company Entity, or (c) assuming receipt of the Consents of Governmental Authorities described in Section 3.5 and Section 5.4, violates any Law to which any Company Entity is subject, except, in the case of each of clauses (b) and (c), for such violations or breaches as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company Entities.
Section 3.3 Capitalization. Section 3.3 of the Seller Disclosure Schedule sets forth a list of the Company Entities, and with respect to each Company Entity, (a) its name and jurisdiction of organization, (b) its form of organization, and (c) the issued and outstanding Interests thereof and the owners thereof, and, except as set forth on Section 3.3 of the Seller Disclosure Schedule, no Company Entity holds any Interests other than Interests in another Company Entity. Other than the entities listed in Section 3.3 of the Seller Disclosure Schedule, the Companies have no Subsidiaries. Except for this Agreement and the Governing Documents of the Company Entities, neither Seller nor any Company Entity is a party to any Contract that would require Seller or such Company Entity to sell, transfer, issue or otherwise dispose of any Interests of the Company Entities (exercisable now or in the future and whether contingent or not).
Section 3.4 Ownership. Seller owns, directly or indirectly, beneficially and of record, the issued and outstanding Interests in the Company Entities reflected as being owned, directly or indirectly, by Seller on Section 3.3 of the Seller Disclosure Schedule. Such Interests are free and clear of all Liens, except for restrictions under applicable Laws and Governing Documents. The Interests in the Company Entities set forth in Section 3.3 of the Seller Disclosure Schedule have been duly authorized and validly issued and are fully paid and nonassessable.
Section 3.5 Government Authorizations. No Consent of, with or to any Governmental Authority is required to be obtained or made by Seller or any Company Entity in connection with the execution and delivery of this Agreement and the other Transaction Documents by Seller or the consummation by Seller of the Transaction, other than (a) Consents set forth on Section 3.5 of the Seller Disclosure Schedule, (b) Consents that, if not obtained or made, would not be material to the Company Entities, taken as a whole, or (c) requirements applicable as a result of the specific legal or regulatory status of Buyer or any of its Subsidiaries or Affiliates or as a result of any other facts that specifically relate to the business or activities in which Buyer or any of its Subsidiaries or Affiliates is or proposes to be engaged, other than the business of the Company Entities.
Section 3.6 Financial Statements. Set forth on Section 3.6(a) of the Seller Disclosure Schedule are (a) the audited consolidated balance sheets, income statement and cash flow statement of ISL as of December 31, 2017 and December 31, 2018 respectively, for the respective periods covered thereby, together with the notes thereto (collectively, the “Audited Financial Statements”), and (b) the unaudited consolidated balance sheet of Chilquinta and unaudited standalone balance sheet of ISL and Tecnored S.A. (the “Interim Balance Sheets”) as of June 30, 2019 (the “Balance Sheet Date”) and the related unaudited consolidated statement of income of Chilquinta and unaudited standalone statement of income of ISL and Tecnored S.A. for the six-month period ending on the Balance Sheet Date (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). Except as set forth on Section 3.6(b) of the Seller Disclosure Schedule, the Financial Statements, as applicable, present fairly in all material respects, respectively, the financial position and statements of operations of each such Company Entity referred to therein, at the respective dates set forth therein and for the respective periods covered thereby, and were prepared from the books and records of such Company Entity in accordance with IFRS in all material respects (except, in the case of the Unaudited Financial Statements, for the absence of footnotes and any year-end adjustments), consistently applied, except as otherwise noted therein.
Section 3.7 Undisclosed Liabilities. The Company Entities have no Liabilities that would be required under IFRS to be reflected on a balance sheet of the Company Entities and that are material to the financial position of the Company Entities taken as a whole, except for (a) Liabilities set forth, reflected in, reserved against or disclosed in the Financial Statements, (b) Liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date, and (c) Liabilities under Contracts of the Company Entities (other than as a result of a breach thereof by a Company Entity) disclosed to the Buyer prior to the date hereof.
Section 3.8 Absence of Certain Changes. Except as set forth on Section 3.8 of the Seller Disclosure Schedule, from the Balance Sheet Date to the date hereof, (a) each Company Entity has conducted its respective business in all material respects in the Ordinary Course of Business, (b) there has not been any change in accounting methods, principles or practices affecting the Company Entities, except as required or permitted by IFRS or applicable Laws, and (c) there has not been a Material Adverse Effect with respect to the Company Entities.
Section 3.9 Tax Matters.
(a)Each Company Entity has (i) timely filed, or caused to be timely filed, all material Tax Returns that it was required to file on or prior to the date hereof, taking into account all permitted extensions, and (ii) paid or caused to be paid all material Taxes shown to be due and payable by such Company Entity on such Tax Returns. All such Tax Returns are correct and complete in all material respects. There are no Liens for material Taxes on any of the assets of any Company Entity other than Permitted Liens.

(b)All material Taxes due and payable by each Company Entity, or by Seller or its Affiliates (other than the Company Entities) with respect to each Company Entity or the Company Interests, have been timely paid, except Taxes that are being contested in good faith and for which reserves have been established in accordance with IFRS in the Financial Statements.
(c)(i) There are no outstanding or unsettled written claims, asserted deficiencies or assessments against any Company Entity for the assessment or collection of any material Taxes, (ii) there are no ongoing or scheduled audits, examinations or other administrative or judicial proceedings with respect to any material Taxes of any Company Entity, (iii) none of the Company Entities is a party to any Tax indemnification, Tax allocation, Tax sharing or similar agreement (other than any (1) agreement solely between a Company Entity and Affiliates of such Company Entity or (2) commercial agreement entered into in the Ordinary Course of Business that is not primarily related to Taxes, including any financing document or lease), (iv) no claim has been made by any Governmental Authority in a jurisdiction where a Company Entity does not file Tax Returns that such Company Entity is or may be subject to material taxation by that jurisdiction.
(d)Neither Seller nor any of its Affiliates nor any Company Entity has waived any statute of limitations with respect to the Company Entities or agreed to any extension of time with respect to a material Tax assessment or material deficiency related to the Company Entities.
(e)The Company Entities have each withheld from their respective employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate Governmental Authority proper and accurate amounts in all material respects in compliance with all Tax withholding and remitting provisions of applicable laws and have each complied in all material respects with all Tax information reporting provisions of all applicable laws.
(f)The Company Entities required to be registered for value added or similar tax (“VAT”) in any jurisdiction are so registered in each applicable jurisdiction and each Company Entity has complied with all statutory provisions, rules, regulations, orders and directions in respect of any VAT, maintains full and accurate records, and has not been subject to any material interest, forfeiture, surcharge or penalty.
(g)No Company Entity is liable for the payment of any Taxes (i) as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any successor or transferee liability.

(h)The representations and warranties in this Section 3.9 are the sole and exclusive representations and warranties of Seller relating to Taxes of any Company Entity, and no other representation or warranty in this Agreement shall be construed to apply to any matter relating to Taxes of any Company Entity. The representations and warranties set forth in this Section 3.9(h) are made only with respect to Tax periods (or the portion thereof) ending on or prior to the Closing Date, (ii) shall not be construed as a representation or warranty, and shall not be relied upon for any claim of indemnification with respect to, any Taxes of Buyer or its Affiliates (including the Company Entities) attributable to any Tax period (or portion thereof) beginning after the Closing Date or any Tax positions taken by Buyer or its Affiliates (including the Company Entities) in any Tax period (or portion thereof) beginning after the Closing Date, and (iii) are not representations or warranties as to the amount of, or limitations on, any net operating losses, tax credits or other tax attributes that any of the Company Entities may have.
Section 3.10 Real Property.
(a)Except as set forth in Section 3.10 of the Seller Disclosure Schedule, or as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company Entities, the Company Entities have either title, leasehold, easement, concessions, peaceful possession or other rights to use, enjoy or dispose of, together with ingress and egress rights to, (i) the Real Property necessary to permit the Company Entities to conduct their business as currently conducted, including the construction and operation of the Power Facilities in the state in which they are currently in development as of the date hereof, and (ii) all material tangible personal property assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or disposed of in the Ordinary Course of Business since the Balance Sheet Date, in each case free and clear of any Liens, other than Permitted Liens.
(b)The buildings, fixtures and other improvements located on the Real Property are structurally sound, are in good operating condition and repair (subject to normal wear and tear consistent with the age of such assets), have been maintained in accordance with normal industry practice and are adequate for the uses to which they are being put, in each case except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company Entities. As of immediately following the Closing, the Company Entities will own, or have sufficient right to use upon substantially the same terms and conditions as in effect as of the date of this Agreement, all material tangible personal property assets used in and necessary for the conduct of the business of the Company Entities as currently conducted.
(c)The Company Entities are not the subject of, and there are no pending or, to the Knowledge of Seller, threatened proceedings, notices of violation, orders of forfeiture, complaints or investigations relating to the Real Property before any Governmental Authority, except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company Entities.
(d)In the case of any such Real Property rights or interests created by Contract for the benefit of any of the Company Entities, except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company Entities, there exists no uncured breach or default on the part of any of the Company Entities or, to Seller’s Knowledge, the counterparty, under the applicable Contract.
(e)There are no condemnation or eminent domain proceedings pending, or to Seller’s Knowledge, threatened in writing, with respect to any Real Property, except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company Entities.
Section 3.11 Environmental Matters. This Section 3.11 shall constitute the sole representations of Seller with respect to environmental matters and/or Environmental Laws. Except as set forth in Section 3.11 of the Seller Disclosure Schedule or as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company Entities:
(a)the Company Entities are in compliance with Environmental Laws;
(b)the Company Entities hold and comply with all Permits required under Environmental Laws to conduct their respective businesses as conducted as of the date hereof;
(c)the Company Entities hold and comply with all material Permits required under Environmental Laws to construct and operate the Power Facilities, as such Power Facilities are currently being constructed or operated by the Company Entities as of the date hereof;
(d)the Company Entities are not subject to any outstanding Governmental Order issued pursuant to any Environmental Law and have not received any written notice or claim, which remains uncured, alleging that any Company Entity is in violation of Environmental Laws; and
(e)no Company Entity has released, spilled, discharged, emitted, disposed or arranged for the disposal of Hazardous Materials in a manner or to a location that has given rise to or would reasonably be expected to give rise to a Liability under Environmental Laws, and neither Seller nor any Company Entity has received any written notice that any Real Property currently or formerly owned, operated or leased in connection with the business of the Company Entities (including soils, groundwater, surface water, buildings and other structures located on any such Real Property) has been contaminated with any Hazardous Material in a manner that has given rise to or would reasonably be expected to give rise to a Liability under Environmental Laws.
Section 3.12 Contracts. Each Material Contract is in full force and effect and is the legal, valid and binding obligation of the Company Entity, which is a party to such Material Contract, subject to the Remedies Exception and, to Seller’s Knowledge, the other parties thereto. No Company Entity, nor to Seller’s Knowledge, any of the other parties thereto is in breach, violation or default, and, to Seller’s Knowledge, no event has occurred which with notice or lapse of time or both would constitute any such breach, violation or default, or permit termination, modification, or acceleration by such other parties, under such Material Contract, except for breaches, violations or defaults as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company Entities.
Section 3.13 Insurance. The material insurance coverage that is customarily maintained by companies in the industry in which the business of the Company Entities operates are maintained by or on behalf of the Company Entities. Except as set forth on Section 3.13 of the Seller Disclosure Schedule, no Company Entity has received any notice from the insurer under any such insurance policy disclaiming coverage, reserving rights with respect to a particular claim or such policy in general or canceling or materially amending any such policy, and there is no material claim by any Company Entity pending under any such policy. All premiums due and payable for such insurance policies have been duly paid, and such policies (or extensions, renewals or replacements thereof with comparable policies) shall be in full force and effect without interruption until the Closing Date.

Section 3.14 Litigation. Except as set forth in Section 3.14 of the Seller Disclosure Schedule, in each case, as of the date hereof, there are no Actions pending or, to Seller’s Knowledge, threatened in writing, before any Governmental Authority against any Company Entity that would or would reasonably be expected to, individually or in the aggregate, result in Damages to the Company Entities in an amount of at least $10,000,000. There are no final and non-appealable (a) judgments from a court of competent jurisdiction or (b) administrative resolutions by a Governmental Authority of competent jurisdiction, in each case, against any Company Entity or its properties or assets, that adversely and materially affect the Company Entities, taken as a whole.
Section 3.15 Employee Benefits.
(a)Each Benefit Plan has been established and administered in all material respects in accordance with its terms, and in compliance in all material respects with the applicable Laws, and each Company Entity has performed in all material respects its obligations with respect to all material Benefit Plans.
(b)Except as disclosed on Section 3.15(b) of the Seller Disclosure Schedule, the Company Entities do not maintain any Benefit Plan that provides for payments to any Company Entities employees, based on or measured by the value of, any equity security of, or interest in, the Seller or the Company Entities.
(c)Except as disclosed on Section 3.15(c) of the Seller Disclosure Schedule, with respect to the Company Entities employees, the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other event(s)), will not result in: (i) any obligation to pay severance or increase the amount of severance pay upon any termination of employment, (ii) acceleration of the time of payment or vesting, or any payment (through a grantor trust or otherwise) of any compensation or benefits, or an increase of the amount payable, or (iii) any limitation or restriction on the right of the Buyer or any Affiliate of the Buyer to merge, amend or terminate any of the Benefit Plans.
(d)No event or circumstance exists that would reasonably be expected to result in (i) a material increase in premium costs of any Benefit Plan that is insured or (ii) a material increase in the cost of any Benefit Plan that is self-insured. Other than routine claims for benefits submitted by participants or beneficiaries with respect to any Benefit Plan, there does not now exist any claims that would reasonably be expected to result in material liability to the Company Entities, taken as a whole.
(e)The representations and warranties in this Section 3.15 are the sole and exclusive representations and warranties of Seller concerning Benefit Plans and related matters.
Section 3.16 Labor Matters.
(a)Except as set forth in Section 3.16(a) of the Seller Disclosure Schedule, each Company Entity is in compliance with all applicable Laws respecting labor, employment and employment practices, except as would not individually or in the aggregate be material to the Company Entities taken as a whole.

(b)Except as set forth in Section 3.16(b) of the Seller Disclosure Schedule, no Company Entity is a party or subject to any labor union or collective bargaining Contract in respect of any Company Entity employees. To the Knowledge of the Seller, based on written notice, there are no activities or processes to organize employees underway with the intent to create a union or commence a collective bargaining process.
(c)Except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company Entities, there are no pending strikes, lockouts, work stoppages or slowdowns, pickets, boycotts, unfair labor practice charges, labor disputes, or grievances involving employees of the Company Entities.
(d)The representations and warranties in this Section 3.16 are the sole and exclusive representations and warranties of Seller concerning labor matters and related matters.
Section 3.17 Legal Compliance. Except for environmental matters and/or Environmental Laws (which are addressed exclusively in Section 3.11), Laws relating to Taxes (which are addressed exclusively in Section 3.9), Laws relating to real property (which are addressed exclusively in Section 3.10), Laws regarding employees and related matters (which are addressed exclusively in Section 3.15 and Section 3.16), Permits (which are addressed exclusively in Section 3.19), and Laws relating to intellectual property (which are addressed exclusively in Section 3.20) (a) the operations of the Company Entities are not being conducted in violation of any Law applicable to any relevant Company Entity, and (b) no Company Entity is in receipt of any written notice with respect to any failure to comply with any provision of applicable Law, in each case except for violations or failures that would not, individually or in the aggregate, be material to the Company Entities taken as a whole.
Section 3.18 Brokers’ Fees. No Company Entity has entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of any Company Entity or Buyer or any of its Affiliates to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the consummation of the Transaction.
Section 3.19 Permits.
(a)Except as set forth in Section 3.19 of the Seller Disclosure Schedule, (i) the Company Entities have all Permits required to conduct their businesses as currently conducted and in accordance with applicable Law, (ii) all such Permits are valid and in full force and effect, and (iii) no Company Entity is the subject of any material pending, or to Seller’s Knowledge, threatened in writing Action seeking the revocation, suspension, termination, modification or impairment of any such Permit, nor has Seller or any Company Entity received any written communication that indicates that any pending applications for any Permits will not be approved, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities taken as a whole.
(b)Except as set forth in Section 3.19 of the Seller Disclosure Schedule, the applicable Company Entity is not, and since January 1, 2019, has not been, in violation of the terms of any Permit, except for violations that would not individually or in the aggregate, reasonably be expected to be material to the Company Entities taken as a whole.

(c)To the Knowledge of Seller, no Company Entity has been or is now subject to any criminal investigation involving alleged false statements, false claims, or other misconduct relating to any Electric Permit except, in each case, as would not, individually or in the aggregate, be material to the Company Entities taken as a whole.
(d)Seller makes no representation or warranty in this Section 3.19 with respect to Permits required under any Environmental Law, which Permits are addressed exclusively in Section 3.11(b).
Section 3.20 Intellectual Property; IT Systems.
(a)Except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company Entities (i) all Company Owned IP is valid and enforceable, and (ii) no Governmental Order has been rendered in any Action denying the validity of, a Company Entity’s right to register, or a Company Entity’s rights to own or use, any Company Owned IP.
(b)Except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company Entities, to Seller’s Knowledge, no third party is infringing upon, misappropriating or otherwise violating any material Company Owned IP.
(c)Except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company Entities, the conduct of the business of the Company Entities in the manner currently conducted does not infringe upon, misappropriate, or otherwise violate any Intellectual Property right owned by a third party.
(d)To Seller’s Knowledge, except as set forth in Section 3.20(d) of the Seller Disclosure Schedule, on the Closing Date, the Company Entities will have the right and license to use all in-bound Intellectual Property licenses (excluding any licenses for click-wrap, shrink-wrap or non-customized off-the-shelf or otherwise generally commercially available software), that, in each case, is material to the business of a Company Entity as currently conducted, in the same manner and subject to the same limitations and scope as the applicable Company Entity had immediately prior to the Closing, except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company Entities.
(e)The representations and warranties in this Section 3.20 are the sole and exclusive representations and warranties of Seller relating to Intellectual Property matters.
(f)The Company Entities have, and will continue to have after the Closing, all necessary licenses, sub-licenses or other rights to use all information technology and communication systems used in the business of the Company Entities as currently conducted (“IT Systems”), except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company Entities.
Section 3.21 Privacy and Data Security.

(a)Each of the Company Entities has been and is in compliance in all respects with all applicable Laws regarding the collection, creation, processing, use, disclosure, storage, transfer and secure destruction of sensitive data, which was collected or processed in connection with business operation (collectively, “Data Protection Laws”), except, in each case, as would not, individually or in the aggregate, be material to the Company Entities taken as a whole. Each of the Company Entities has made all required filings, disclosures and registrations under applicable Data Protection Laws with any relevant Governmental Authority, to the extent applicable, and all such filings, disclosures and registrations are current and up-to-date in all respects, except, in each case, as would not, individually or in the aggregate, be material to the Company Entities taken as a whole.
(b)Each of the Company Entities has established, implemented, and maintains privacy, data security and cybersecurity policies, programs and procedures that are in compliance in all respects with any applicable Law, applicable industry requirements, and such Company Entity’s obligations under any Contracts, including reasonable and appropriate administrative, technical and physical safeguards, and disaster recovery, business continuity, and incident response plans, designed to protect the confidentiality, integrity, availability and security of sensitive data in its possession, custody or control against unauthorized access, use, disclosure or other misuse, and to safeguard the IT Systems against the risk of business disruption, except, in each case, as would not, individually or in the aggregate, be material to the Company Entities taken as a whole.
(c)Each of the Company Entities has complied and is in compliance with its online and internal privacy policies in all respects, except, in each case, as would not, individually or in the aggregate, be material to the Company Entities taken as a whole.
(d) Except, in each case, as would not, individually or in the aggregate, be material to the Company Entities taken as a whole, (i) there have been no failures, breakdowns, continued substandard performance, introduction of any malware, viruses, ransomware, bugs, or other malicious codes into any of the IT Systems that have caused a material disruption or material interruption in or to the use of such IT Systems; (ii) there have been no privacy or data security breaches (including ransomware or a cyber-attack) resulting in the unauthorized access, acquisition, exfiltration, manipulation, erasure, use, or disclosure of any sensitive data or that triggered any reporting requirement under any breach notification Law or Contract provision; and (iii) to the Knowledge of Seller, no service provider (in the course of providing services for or on behalf of Seller) has suffered any privacy or data security breach that resulted in the unauthorized access, acquisition, exfiltration, manipulation, erasure, use, or disclosure of any Company Entity’s sensitive data.
Section 3.22 Holding Company. Chilean HoldCo is a holding company and has no business activities, liabilities or assets (including Intellectual Property) other than the ownership of 43.7775267% of the issued and outstanding Interests of ISL, 0.000001% of the issued and outstanding Interests of Tecnored S.A., and 0.00000027806% of Chilquinta, other than non-material activities, liabilities or assets that are incidental to holding such equity interests.
Section 3.23 Intra-group Restructuring. The Intra-group Restructuring has been completed in accordance with the Restructuring Plan and in compliance with applicable Laws.
Section 3.24 Anti-Bribery Laws. None of the Company Entities, nor any of their respective officers or directors, nor, to Seller’s Knowledge, any of their respective employees, agents or other third party representatives acting on behalf of any Company Entity, has made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Governmental Authority or other Person in violation of any applicable Anti-Bribery Laws. The Company Entities have maintained complete and accurate books and records in all material respects, including records of payments to any agents, consultants, representatives, third parties and Governmental Authorities. Since the date five (5) years prior to the date hereof, no Company Entity has received from any Governmental Authority or any other Person any written notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Anti-Bribery Laws or Anti-Money Laundering Laws.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES REGARDING SELLER
On the date hereof, and for purposes of Section 8.2 only as of the Closing, Seller represents and warrants to Buyer, except as disclosed in the Seller Disclosure Schedule, as follows:
Section 4.1 Organization. Seller is a private limited liability company (naamloze vennootschap) duly organized, validly existing and in good standing under the Laws of the Netherlands.
Section 4.2 Authorization. Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transaction. The execution, delivery and performance by Seller of this Agreement and such other Transaction Documents and the consummation of the Transaction have been duly authorized by all necessary limited liability company action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Remedies Exception.
Section 4.3 Noncontravention. Neither the execution and delivery by Seller of this Agreement nor the other Transaction Documents to which it is or will be a party, nor the consummation by Seller of the Transaction (a) conflicts with any provision of the Governing Documents of Seller, or (b) assuming receipt of the Consents of Governmental Authorities described in Section 3.5 and Section 5.4, to Seller’s Knowledge, violates any Law to which Seller is subject, except for such violations as would not, individually or in the aggregate, have a Material Adverse Effect with respect to Seller.
Section 4.4 Brokers’ Fees. Seller has not entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of any Company Entity, Buyer or any of its Affiliates to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the other Transaction Documents to which such Seller is or will be a party or the consummation of the Transaction.
Section 4.5 Litigation. (a) There are no Actions pending or, to Seller’s Knowledge, expressly threatened in writing in law or in equity before any Governmental Authority against Seller that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect with respect to Seller, and (b) Seller is not subject to any Governmental Order which would, individually or in the aggregate, have a Material Adverse Effect with respect to Seller.
Section 4.6 No Additional Representations and Warranties. Except for the express representations and warranties provided in Article III and this Article IV, neither Seller nor any of its Subsidiaries nor Affiliates, nor any of their respective Representatives or equityholders or any other Person acting on Seller’s behalf has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to Seller or any of the Company Entities (including any representation or warranty relating to financial condition, results of operations, assets or liabilities of any of the Company Entities) to Buyer or any of its Affiliates or their respective Representatives or equityholders or any other Person, and Seller, on behalf of itself and its Subsidiaries and their respective Affiliates and Representatives, hereby disclaims any such other representations or warranties and no such party shall be liable in respect of the accuracy or completeness of any information provided to Buyer or any of its Affiliates or their respective Representatives or equityholders other than the express representations and warranties provided in Article III and this Article IV. Neither Seller nor any of its Subsidiaries nor Affiliates, nor any of their respective Representatives or equityholders or any other Person acting on Seller’s behalf is, directly or indirectly, orally or in writing, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking prospects, risks or statements (financial or otherwise) of the Company Entities to Buyer or its Affiliates (including any opinion, information, projection or advice in any management presentation or the confidential information memorandum provided to Buyer), and Seller, on behalf of itself and its Subsidiaries and their respective Affiliates and Representatives, hereby disclaims all Liability and responsibility for any such information and statements. It is understood that any due diligence materials made available to Buyer or its Affiliates or their respective Representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of Seller or its Affiliates or their respective Representatives.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES REGARDING BUYER
On the date hereof, and for purposes of Section 8.2 only as of the Closing, Buyer represents and warrants to Seller as follows:
Section 5.1 Organization. Buyer is a private company limited by shares duly organized, validly existing, and in good standing under the Laws of Hong Kong and Buyer has all requisite organizational power and authority to carry on its business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated. Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensure necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect with respect to Buyer.

Section 5.2 Authorization. Buyer has all requisite organizational power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transaction. The execution, delivery and performance by Buyer of this Agreement and such other Transaction Documents and the consummation of the Transaction have been duly authorized by all necessary organizational action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Remedies Exception.
Section 5.3 Noncontravention. Neither the execution and delivery of this Agreement or the other Transaction Documents to which it is or will be a party by Buyer, nor the consummation by Buyer of the Transaction (a) conflicts with any provision of the Governing Documents of Buyer, or (b) violates or result in a breach of any material agreement, contract, lease, license, instrument or other arrangement to which Buyer or any of its Affiliates is a party or by which any of their respective properties are bound, or (c) assuming receipt of the Consents described in Section 5.4, violates any Law to which Buyer or any of its Affiliates is subject, except, in the case of clauses (b) and (c), for such violations or breaches as would not, individually or in the aggregate, have a Material Adverse Effect with respect to Buyer.
Section 5.4 Government Authorizations. No Consent of, with or to any Governmental Authority is required to be obtained or made by or with respect to Buyer or any of its Affiliates in connection with the execution and delivery of this Agreement and the other Transaction Documents by Buyer or the consummation by Buyer of the Transaction, other than Consents set forth on Section 5.4 of the Buyer Disclosure Schedule.
Section 5.5 Financial Capacity. Buyer has, and will have prior to the Closing, sufficient cash or other sources of immediately available funds to pay in cash the Final Purchase Price in accordance with the terms of Article II and for all other actions necessary for Buyer to consummate the Transaction and perform its obligations hereunder. Buyer acknowledges that receipt or availability of funds or financing by Buyer or any of its Affiliates shall not be a condition to Buyer’s obligations hereunder. No funds to be paid to Seller have derived from or will have been derived from, or constitute, either directly or indirectly, the proceeds of any criminal activity or otherwise in violation of any Laws, including any Anti-Money Laundering Laws.
Section 5.6 Investment. Buyer is aware that the Company Interests being acquired by Buyer pursuant to the Transaction have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or under any state securities Laws. Buyer is not an underwriter, as such term is defined under the Securities Act, and Buyer is purchasing the Company Interests for its own account solely for investment and not with a view toward, or for sale in connection with, any distribution thereof within the meaning of the Securities Act, nor with any present intention of distributing or selling any of the Company Interests. Buyer and its Affiliates acknowledge that none of them may sell or otherwise dispose of the Company Interests except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities Laws. Buyer is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.

Section 5.7 Litigation. (a) There are no Actions pending or, to Buyer’s Knowledge, threatened in writing in law before any Governmental Authority against Buyer or any of its Affiliates that would have a Material Adverse Effect with respect to Buyer, and (b) neither Buyer nor any of its Affiliates is subject to any Governmental Order which would, individually or in the aggregate, have a Material Adverse Effect with respect to Buyer.
Section 5.8 Brokers’ Fees. None of Buyer or any of its Affiliates has any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of Seller, the Company Entities or any of their Affiliates to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the other Transaction Documents to which Buyer is or will be a party or the consummation of the Transaction.
Section 5.9 Information.
(a)Buyer has relied solely on its own legal, tax and financial advisers for its evaluation of its investment decision to purchase the Company Interests and to enter into this Agreement and not on the advice of Seller or its legal, tax or financial advisers. Buyer acknowledges that any financial projections that may have been provided to it are based on assumptions of future operating results based on assumptions about certain events (many of which are beyond the control of Seller). Buyer understands that no assurances or representations can be given that the actual results of the operations of any Company Entity will conform to the projected results for any period. Buyer specifically acknowledges that no representation or warranty has been made, and that Buyer has not relied on any representation or warranty, as to the accuracy of any projections, estimates or budgets, future revenues, future results from operations, future cash flows, the future condition (whether financial or other) of any Company Entity, or the businesses or assets thereof, or, except as expressly set forth in this Agreement, any other information or documents made available to Buyer, its Affiliates or its or their respective Representatives or equity holders.
(b)Buyer and its Representatives and equity holders, acknowledge and agree that neither Seller nor any of its Affiliates, nor any of its or their respective Representatives or equity holders, is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article III and Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of any of the Company Entities.
(c)Seller and the Company Entities have provided Buyer with such access to the facilities, books, records and personnel of the Company Entities as Buyer has deemed necessary and appropriate in order for Buyer to investigate to its satisfaction the businesses and properties of the Company Entities sufficiently to make an informed investment decision to purchase the Company Interests and to enter into this Agreement. Buyer (either alone or together with its advisors) has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its purchase of the Company Interests and is capable of bearing the economic risks of such purchase. Buyer’s acceptance of the Company Interests on the Closing Date shall be based upon its own investigation, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except as expressly set forth in this Agreement.

Section 5.10 No Adverse Proceedings. (a) No fact or circumstance exists to the Knowledge of Buyer, (b) no current holding or transaction is under consideration by Buyer or any of its Affiliates, and (c) no actual, pending, or threatened proceeding or investigation by or before any Governmental Authority exists, in each case, that would reasonably be expected to prevent or materially condition (i) any filings or approvals required under any applicable Laws, including the Anti-Trust Laws, or (ii) the consummation of the Transaction.
Section 5.11 Solvency. Buyer is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to the Transaction, including the making of the payments contemplated by Article II, and assuming satisfaction of the conditions to Buyer’s obligation to consummate the Transaction, the accuracy of the representations and warranties of Seller and the Company Entities set forth herein and the performance by Seller of its obligations hereunder in all material respects, following the Closing each of the Company Entities will be Solvent.
ARTICLE VI.
COVENANTS
Section 6.1 Conduct of the Companies.
(a)From the date hereof and prior to the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with Article IX (the “Interim Period”), except as otherwise approved in writing by Buyer (which approval shall not be unreasonably withheld, conditioned or delayed, and provided that consent shall be deemed to have been given if Buyer does not object within five (5) Business Days after the date on which Seller requests such consent), Seller shall cause the Company Entities to:
(i) conduct their respective businesses in all material respects in the Ordinary Course of Business; and
(ii) use commercially reasonable efforts to preserve, maintain and protect the assets and properties of the Company Entities, ordinary wear and tear excepted; provided, that such efforts shall not include any requirement or obligation to make any payment or assume any Liability not otherwise required to be paid or assumed by the terms of an existing Contract or offer or grant any financial accommodation or other benefit not otherwise required to be made by the terms of an existing Contract.
(b)Without limiting the generality of the foregoing, during the Interim Period, except as otherwise approved in writing by Buyer (which approval shall not be unreasonably withheld, conditioned or delayed, and; provided, that consent shall be deemed to have been given if Buyer does not object within five (5) Business Days after the date on which Seller requests such consent), Seller shall cause the Company Entities not to:
(i) amend the Governing Documents of any Company Entity other than amendments which are ministerial in nature or necessary to consummate the Transaction or not otherwise material to the Transaction or any Company Entity;

(ii) authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any Interests of any Company Entity, or any securities convertible into or exchangeable or exercisable for any share capital of any Company Entity, or issue any rights to subscribe for or acquire any shares or Interests of any Company Entity to any Person, in each of the foregoing cases, other than to Seller or any other Company Entity;
(iii) except as required or permitted by IFRS, applicable Law or any Governmental Authority, change any accounting methods, principles or practices of any Company Entity;
(iv) (x) sell, transfer or otherwise dispose of any of the material assets of the Company Entities having a value in excess of $5,000,000 in the aggregate to any Person (other than to any other Company Entity) except (A) pursuant to Contracts in force on the date hereof and made available to Buyer on or prior to the date hereof, or (B) sales, transfers or dispositions of obsolete or replaced assets, inventory, equipment or replacement parts in the Ordinary Course of Business, or (y) encumber any such assets other than with a Permitted Lien, in each case;
(v) permit any Company Entity to make any loans, advances or capital contributions to or investments in any Person (other than any Company Entity) in excess of $2,500,000 in the aggregate;
(vi) enter into or materially amend or waive any material provision of any Material Contract other than in the Ordinary Course of Business;
(vii) except as set forth in Section 6.1(b)(vii) of the Seller Disclosure Schedule, liquidate, dissolve, recapitalize or otherwise wind up its business;
(viii) merge or consolidate with, or purchase substantially all of the assets or business of, or a majority of the voting equity interests in, any Person in excess of $5,000,000 in the aggregate;
(ix) grant or agree to grant to any officer of any Company Entity any material increase in wages or bonus, severance, profit sharing, retirement, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing employee benefit plans, except (w) as may be required under applicable Laws, (x) pursuant to the employee benefit plans or collective bargaining agreements of any of the Company Entities in effect on the date hereof, (y) in the Ordinary Course of Business or (z) pursuant to an employment, retention, change-of-control or similar type of Contract existing as of the date hereof;

(x) fail to timely file any material Tax Return required to be filed (after taking into account any extensions), prepare, amend or file any Tax Return that is materially inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods, fail to timely pay any material Tax that is due and payable by the applicable entity, make, change or rescind any material tax election not required by Law that could have a continuing effect on any Company Entity following the Closing Date, settle or compromise any claim relating to material Taxes, surrender any claim for a refund of material Taxes, consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes, enter into any closing agreement or similar agreement relating to material Taxes, or adopt or change any material Tax accounting principle, method, period or practice;
(xi) settle or compromise any Action in excess of $2,500,000 individually or $5,000,000 in the aggregate;
(xii) submit any offer in any public tender process to develop or construct new energy infrastructure and related assets of the Chilean National Transmission System (Sistema de Transmision Nacional);
(xiii) declare any capital reduction unless such capital reduction is paid on or before Closing; or

(xiv) agree, whether in writing or otherwise, to do any of the foregoing.
(c)Nothing contained in this Agreement shall be construed to give Buyer or any of its Affiliates, directly or indirectly, any right to control or direct the businesses of the Company Entities prior to the Closing or any other businesses or operations of Seller or its Affiliates. Prior to the Closing, Seller shall exercise such control and supervision of the Company Entities and of their respective businesses and operations as is consistent with the terms and conditions of this Agreement and their respective Governing Documents.
(d)From the date of this Agreement until the Closing Date, Seller shall ensure that all material policies of insurance relating to the business or assets of the Company Entities in force as of the date hereof (the “Current Insurance Policies”) provide coverage in accordance with Seller’s standard practice and in accordance with relevant and applicable Laws, and are kept in force and renewed when required in accordance with past practices.
Section 6.2 Exceptions. Notwithstanding anything to the contrary in Section 6.1, or any other provision of this Agreement, Seller and the Company Entities shall not be (i) prevented from undertaking, (ii) required to obtain Buyer’s consent in relation to, or (iii) prevented from incurring any Liability as a result of:
(a)any matter expressly contemplated by this Agreement;
(b)any matter set forth in Section 6.2(b) of the Seller Disclosure Schedule and other matters expressly contemplated by the other Schedules and Exhibits hereto;
(c)any matter specifically required by applicable Law;
(d)the announcement and consummation of the transactions contemplated by this Agreement;
(e)any Permitted Indebtedness;
(f)any act or omission reasonably required under emergency circumstances;

(g)the acquisition of fifty percent (50%) of the Interests of the JV Companies from Sociedad Austral de Electricidad S.A. (“SAESA”) by Chilquinta and all outstanding shareholder loans made by SAESA or any Affiliate of SAESA to the JV Companies (and any debt or equity financings for purposes of implementing such acquisition) for a total consideration equal to (i) $217,000,000 (the “Proportional Equity Value”), plus (ii) any amounts contributed (as equity or debt) by SAESA to the JV Companies after December 31, 2019 until closing of such acquisition (the aggregate amounts of sub-clause (i) and (ii), as the “ELETRANS Fair Value”), subject to 50% of the adjustments pursuant to Article II of this Agreement solely in respect of the JV Companies; provided, that:
(i) another direct or indirect Subsidiary of Chilquinta that is wholly owned by Chilquinta or Chilquinta and ISL (such Subsidiary together with Chilquinta, the “ELETRANS Purchasers”) may acquire at nominal consideration the lowest permitted number of shares in each JV Company required to satisfy the requirement under Chilean Law that a corporation must have more than one shareholder;
(ii) Seller shall, and shall cause its Affiliates (including the ELETRANS Purchasers until the closing of the ELETRANS Purchase Agreement (the “ELETRANS Closing”)) to perform their obligations under the ELETRANS Purchase Agreement in accordance with the terms and conditions set forth therein;
(iii) the scope of the representations and warranties given by SAESA under the ELETRANS Purchase Agreement is substantially the same as the scope of the Fundamental Representations set forth in Section 3.1 (Organization), Section 3.4 (Ownership), Section 3.18 (Broker’s Fees), Section 4.1 (Organization), Section 4.2 (Authorization) and Section 4.4 (Broker’s Fees) and are not subject to any limitations of liability (other than the total amount of the purchase price under the ELETRANS Purchase Agreement) or qualified by any disclosure;
(iv) the ELETRANS Purchase Agreement shall provide that any Indebtedness owed by the JV Companies to SAESA or its Affiliates incurred after the date of this Agreement shall be substantially on the same terms and conditions (except with respect to the principal amount of such Indebtedness) as the Indebtedness by the JV Companies to SAESA or their Affiliates outstanding on the date of this Agreement in accordance with past practice as of the date hereof;
(v) the ELETRANS Purchase Agreement shall not create any Lien on any Interests in the JV Companies in favor of any Person other than the ELETRANS Purchasers and the financing providers of Eletrans S.A. in accordance with the Note Purchase Agreement executed on January 10, 2018;
(vi) under the ELETRANS Purchase Agreement, the ELETRANS Purchasers or their Affiliates (other than Seller) shall have no payment obligation other than (A) payment of the ELETRANS Fair Value subject to fifty percent (50%) of the adjustment pursuant to Article II solely with respect to the JV Companies or (B) obligations resulting from a breach of the representations, warranties or covenants thereof;
(vii) On or after the ELETRANS Closing, the ELETRANS Purchasers or their Affiliates (other than Seller) shall:

(A)have no obligation that survives the ELETRANS Closing other than (1) customary confidentiality obligations, (2) obligation to pay any adjustment such that the aggregate purchase price payable to SAESA for 50% of the Interests in the JV Companies and all shareholders loans made by SAESA or its Affiliates to the JV Companies outstanding as of the ELETRANS Closing equals the ELETRANS Fair Value, subject to 50% of the adjustment pursuant to Article II solely with respect to the JV Companies, and (3) the survival of personal guarantees granted by ELETRANS Purchasers to secure the obligations of Eletrans II and Eletrans III S.A. in respect of the Power Facilities of the Chilean National Transmission System (Sistema de Transmision Nacional) that have been awarded to them as of this date, as contemplated in the relevant public tender rules or required by the competent Governmental Authority and/or indemnity obligations assumed by ELETRANS Purchasers to hold harmless and indemnify SAESA for any payments that SAESA is required to do in for acts or omissions of Eletrans II or Eletrans III S.A. following the ELETRANS Closing, arising from the personal guarantees referred to above (collectively, the “ELETRANS Post-Closing Covenants”);
(B)have no liability that survives the ELETRANS Closing other than for breach of representations and warranties by the ELETRANS Purchasers and ELETRANS Post-Closing Covenants;
(viii) Seller shall deliver to Buyer a true and complete copy of the ELETRANS Purchase Agreement and all other agreements in connection therewith to which any ELETRANS Purchaser or JV Company is a party (other than those between Seller and SAESA only) no later than two (2) Business Days after execution thereof;
(ix) Seller or its Affiliates shall not enter into any agreement with SAESA or its shareholders and Affiliates that supersedes, amends or revises any of the terms of the ELETRANS Purchase Agreement or waives any provision of the ELETRANS Purchase Agreement without Buyer’s consent which shall not be unreasonably withheld or delayed;
(x) To the extent the ELETRANS Closing occurs, Seller shall cause all rights under outstanding shareholder loans made available to the JV Companies by SAESA and its Affiliates to be duly assigned to or assumed by the ELETRANS Purchasers at the ELETRANS Closing in compliance with applicable Laws;
(xi) Seller shall procure that there exists as at ELETRANS Closing no breach, violation or default by any ELETRANS Purchaser under the ELETRANS Purchase Agreement; and
(xii) Seller shall procure that as at ELETRANS Closing, there exists no outstanding Liabilities owing by any JV Company to SAESA
.
For avoidance of doubt, nothing in this Section 6.2 shall restrict or require Seller to enter into any agreement with SAESA in connection with the transactions contemplated herein.
For valuation purposes, the Proportional Equity Value excludes fifty percent (50%) of the aggregate shareholder loans made available by SAESA to the JV Companies as of June 30, 2019, which amount is included in the Target Net Indebtedness Amount.
Section 6.3 Access to Information; Confidentiality.

(a)During the Interim Period, Seller shall, and shall cause the Company Entities to permit Buyer and its authorized agents or Representatives, including its independent accountants, to have reasonable access to the books and records available to Seller of the Company Entities during normal business hours to review information and documentation relative to the properties, books, Contracts and other records of the Company Entities; provided, that such investigation shall not unreasonably disrupt personnel and operations of the Company Entities and shall be at Buyer’s sole cost and expense. All such requests for books and records of the Company Entities shall be made to such Representatives of Seller as Seller shall designate, who shall be solely responsible for coordinating all such requests. It is further agreed that none of Buyer, its Affiliates or their respective Representatives shall, prior to the Closing Date, contact any Person that Buyer knows to be an employee, customer, supplier, distributor, contractor, lender or agent of any of the Company Entities, or any Governmental Authority or Representatives thereof, in connection with the Transaction, whether in person or by telephone, mail or other means of communication, without the prior written consent of Seller, which shall not be unreasonably withheld or delayed. Any access to the books and records of the Company Entities shall require at least five (5) days advance written notice by Buyer to Seller. Notwithstanding anything herein to the contrary, Seller shall not be required to provide any access or information to Buyer, its Affiliates or any of their respective Representatives, whether during the Interim Period or after the Closing, which Seller reasonably believes it or the Company Entities are prohibited from providing to Buyer, its Affiliates or their respective Representatives by reason of applicable Law, which constitutes or allows access to information protected by attorney-client privilege, or which Seller or its Affiliates (or, prior to the Closing, the Company Entities) are required to keep confidential or prevent access to by reason of any Contract with a third party or which would otherwise expose Seller or its Affiliates (or, prior to the Closing, the Company Entities) to a material risk of Liability.
(b)Buyer, its Affiliates and their respective Representatives shall hold in confidence all Confidential Information obtained from Seller, the Company Entities or their respective Affiliates or Representatives, whether or not relating to the business of the Company Entities, in accordance with the provisions of the Confidentiality Agreement (in each case as if Buyer and Seller were directly a party thereto), which, notwithstanding anything contained therein, shall remain in full force and effect following the execution of this Agreement and shall survive any termination of this Agreement in accordance with its terms.

(c)From and after the Closing until the one (1) year anniversary of the Closing Date, Seller will, and will cause each of its Affiliates and their respective Representatives to (i) maintain in strict confidence, as such Person maintains its own confidential information, any and all information concerning the Company Entities and (ii) refrain from using such information concerning the Company Entities for its own benefit or to the detriment of Buyer or its Affiliates (including the Company Entities). It is understood that none of Seller or any of its Affiliates or their respective Representatives shall have any liability hereunder with respect to any information that (i) was previously known on a non-confidential basis by such Person (other than as a result of Seller’s prior ownership of the Company Entities), (ii) is in or, through no fault of Seller or Seller’s Affiliates or any of their respective Representatives, comes into the public domain, (iii) Seller is legally required by a Governmental Authority to disclose, (iv) is disclosed in connection with the reporting obligations under the Securities Act or the Securities Exchange Act of 1934, as amended, of Seller or any of Seller’s parent entities or (v) is later lawfully acquired by such Person from sources other than Buyer or its Affiliates (including the Company Entities) that are not, to such Person’s knowledge at the time of disclosure, under any obligation to Buyer or Affiliates (including the Company Entities) to keep such information confidential. In the event that Seller or any of its Affiliates or their respective Representatives is required by Law to disclose any such information, to the extent practical and permitted by Law, such Person will promptly notify Buyer in writing so that Buyer may seek a protective order and/or other motion to prevent or limit the production or disclosure of such information; if such motion is denied, then such Person may disclose only such portion of such information that (i) in the opinion of Seller’s legal counsel is required by Law to be disclosed (provided, that such Person will use commercially reasonable efforts to preserve the confidentiality of the remainder of such information) or (ii) Buyer consents in writing to having disclosed.
(d)If this Agreement terminates prior to the Closing, each of Seller and Buyer shall as soon as reasonably practicable upon written request by the other Party:
(i) (where Buyer is the recipient of any Confidential Information) return to Seller all written Confidential Information relating to Seller and its Affiliates, the Company Entities and this Agreement which Seller (or its Affiliates or their respective Representatives) has provided to Buyer (or its Affiliates or their respective Representatives) without keeping any copies thereof;
(ii) (where Seller is the recipient of any Confidential Information) return to Seller all written Confidential Information relating to Buyer and its Affiliates, the Company Entities and this Agreement which Buyer (or its Affiliates or their respective Representatives) has provided to Seller (or its Affiliates or their respective Representatives) without keeping any copies thereof;
(iii) so far as it is practicable to do so, destroy all Confidential Information; and
(iv) so far as it is practicable to do so, expunge such Confidential Information from any computer, word processor or other device, provided that, a Party, its Affiliates and their respective Representatives (1) may retain copies of the Confidential Information in accordance with any bone fide policies and procedures implemented by such Persons in order to comply with applicable Law, professional standards or reasonable business practice, and (2) may retain Confidential Information which forms part of the minutes of the board or an investment committee, or any legal advice, due diligence report, analyses, compilations, forecasts, studies or other documents prepared by such Party, its Affiliates or their respective Representatives, provided that (in each case) the relevant Party, its Affiliates and their respective Representatives undertake to maintain such Confidential Information in confidence and not disclose it to any Person for a period of one (1) year from the date of this Agreement, except as otherwise allowed under this Section 6.3.
Section 6.4 Consents and Approvals.

(a)Each Party shall, and shall cause its respective Subsidiaries and Affiliates, and Seller shall, subject to Section 1.2(m), cause each JV Company, to (i) prepare, as soon as is practical following the date of this Agreement, all necessary filings in connection with the Transaction that may be required to obtain any necessary Consent prior to the Closing Date, and (ii) submit such necessary filings as soon as practicable, and in no event later than November 29, 2019. The Parties shall prepare any proposed filing to be made with a Governmental Authority in Chile and Bermuda as promptly as possible after the date of this Agreement, and in no event later than November 29, 2019. After such filing is prepared, the Parties shall then notify the Chilean Anti-Trust Authority and the Bermuda Monetary Authority of the Transaction as promptly as possible, and in no event later than November 29, 2019. Each Party shall, and shall cause its respective Subsidiaries and Affiliates to, submit the subsequent or supplemental filings, information and/or documents required by the Chilean Anti-Trust Authority or the Bermuda Monetary Authority as soon as practicable and no later than two (2) Business Days after getting the other Party’s approval of the relevant action, and cooperate with one another in the preparation of such filings and any subsequent procedure in such manner as is reasonably necessary and appropriate. Buyer shall be responsible for the payment of (i) all filing and other fees in connection with all filings required under this Section 6.4, and (ii) the Seller’s and Company Entities’ expenses, including reasonable legal fees and expenses, in complying with any request for information or documentary material from any Governmental Authority in connection with any filings made pursuant to this Section 6.4(a).
(b)Subject to applicable confidentiality restrictions or restrictions required by Law, Buyer and Seller shall notify the other promptly upon the receipt by such Party or its Subsidiaries or Affiliates of (i) any comments or questions from any officials of any Governmental Authority in connection with any filings made pursuant to this Section 6.4 or the Transaction and (ii) any request by any officials of any Governmental Authority for amendments or supplements to any filings made pursuant to any Laws of any Governmental Authority or answers to any questions, or the production of any documents, relating to an investigation of the Transaction by any Governmental Authority. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 6.4, each Party shall promptly inform the other Party of such occurrence and cooperate in filing promptly with the applicable Governmental Authority such amendment or supplement. Without limiting the generality of the foregoing, each Party shall provide to the other Party (or its advisors), upon request, copies of all correspondence between such Party and any Governmental Authority relating to the Transaction. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the others under this Section 6.4 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to any other Representatives of the recipient without the advance written consent of the Party providing such materials. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Authority regarding the Transaction shall include representatives of both Buyer and Seller. Subject to applicable Laws, the Parties shall consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the Transaction by or on behalf of any Party. No Party shall, at any time during or prior to the performance of its obligations hereunder, secure any Consent from any Governmental Authority in violation of Anti-Bribery Laws.

(c)In order to consummate the Transaction, Buyer shall, and shall cause each of its Subsidiaries and Affiliates to, use all reasonable best efforts to (i) obtain, as soon as practicable, but in any event prior to the Termination Date, all Consents of, or other permission or action by, and to give all notices to, and make all filings with and applications and submissions to, any Governmental Authority or other Person as are necessary for consummation of the Transaction, (ii) secure the expiration or termination of any applicable waiting period from a Governmental Authority, (iii) defend all Actions challenging this Agreement or the other Transaction Documents or the consummation of the Transaction, (iv) prevent the entry of any court order and have vacated, lifted, reversed or overturned any decree, judgment, permanent or preliminary injunction, restraining order or other order of the type referred to in Section 7.1(a), and (v) resolve any objections asserted with respect to the Transaction raised by any Governmental Authority or other Person, including (A) executing any and all settlements, undertakings, consent decrees, stipulations, or other agreements, and assuming any and all obligations or conditions relating its or its Affiliates’ businesses or operations, with any Governmental Authority or other Person, and (B) restricting, modifying, conditioning, limiting, selling, divesting, or otherwise conveying, or agreeing to do so, particular assets or categories of assets or businesses of Buyer its Subsidiaries or Affiliates prior to, concurrently with or subsequent to the Closing or the Company Entities concurrently with or subsequent to the Closing. Buyer shall, and shall cause its Subsidiaries and Affiliates to, respond to and seek to resolve as promptly as reasonably practicable any objections asserted by any Governmental Authority or other Person with respect to the Transaction. Buyer shall not, and shall cause its Affiliates not to, enter into any agreement, complete any transactions or take any other action that would reasonably be expected to adversely affect, materially delay or impair or prohibit the consummation of the Transaction, including causing the failure of the closing conditions set forth in Article VII to be satisfied. Notwithstanding anything to the contrary in this Agreement, nothing shall require, or be construed to require, Seller or any of its Affiliates or Subsidiaries, in order to obtain the consent or successful termination or expiration of any review of any Governmental Authority regarding the Transaction contemplated hereby, to (i) restrict, modify, condition, limit, sell, hold separate, divest or otherwise convey, or agree to any of the foregoing, at any time, any assets, businesses or any interests in any assets or businesses, of Seller or any of its Affiliates or Subsidiaries, (ii) change or restrict the operation by Seller or any of its Affiliates or Subsidiaries of any assets or businesses, or (iii) initiate or participate in any legal or administrative proceeding with respect to any such assets, businesses or matters.
Section 6.5 Public Announcements. Except as required by Law, any Governmental Authority or the rules of a national securities exchange to make such disclosure, each Party shall, and shall cause its Subsidiaries and Affiliates (as applicable), to (a) consult with the other Party regarding the timing and content of all public announcements or statements regarding this Agreement, the Closing and the Transaction, and (b) use its commercially reasonable efforts to agree upon the text of any such public announcement or statement with the other Party prior to its release. The restrictions in this Section 6.5 shall not apply to any release or public statement in connection with any dispute regarding this Agreement or the Transaction.
Section 6.6 Post-Closing Access; Preservation of Records. After the Closing, Buyer and its Affiliates shall make, or cause to be made, available to Seller or any of its Representatives all books, records, Tax Returns and documents of the Company Entities (and the assistance of employees responsible for such books, records and documents) during regular business hours as may be required, at Seller’s reasonable discretion, for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action, (b) preparing reports to equity holders and Governmental Authorities, or (c) such other purposes for which access to such documents is determined by Seller to be reasonably required, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise, preparing Tax Returns, pursuing Tax refunds or responding to or disputing any Tax audit, or the determination of any matter relating to the rights and obligations of Seller or any of its Affiliates under any Transaction Documents; provided, that access to such books, records, documents and employees shall not materially interfere with the normal operations of Buyer, its Affiliates, or the Company Entities and the reasonable out-of-pocket expenses of Buyer, its Affiliates and the Company Entities incurred in connection therewith shall be paid by Seller. Buyer shall cause each Company Entity to maintain and preserve all such Tax Returns, books, records and other documents for the greater of seven (7) years after the Closing Date and any applicable statutory or regulatory retention period, as the same may be extended and, in each case, shall offer to transfer such records to Seller at the end of any such period.
Section 6.7 Tax Indemnification; Tax Matters.
(a) Tax Indemnification. From and after the Closing Date, Seller shall indemnify the Buyer Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Damages suffered, incurred or sustained by any of them resulting from, arising out of or relating to, without duplication, (i) Taxes of the Company Entities for any Pre-Closing Tax Period (“Pre-Closing Taxes”), (ii) Taxes of any member of an affiliated, consolidated, combined, unitary or aggregate group of which the Company Entities or any of their Subsidiaries is or was a member on or prior to the Closing Date, (iii) Taxes imposed on a Buyer Indemnified Party as a result of (1) a breach of any Tax Representation or (2) a breach of any covenant set forth in Section 6.1(b)(x) of this Agreement, and (iv) amounts of Chilean Withholding Taxes not provided for in the Funds Flow Schedule, as determined by a final and non-appealable judgement of a competent Governmental Authority; provided, that Seller shall not be liable for, and shall not indemnify the Buyer Indemnified Parties for, any Taxes (1) that were taken into account in the calculation of the Preliminary Purchase Price or the Final Purchase Price; (2) that were otherwise paid or economically borne by Seller; (3) that were, or are, recoverable from a Person other than the Buyer or a Company Entity; or (4) resulting from transactions or actions taken by Buyer or a Company Entity on or after the Closing or otherwise the result of a breach of a covenant by Buyer set forth in this Article VI. Notwithstanding anything to the contrary, such indemnification shall not be subject to any disclosure in the Seller Disclosure Schedule or the limitations set forth in Section 8.2(d), Section 8.2(e) or Section 8.2(f).
(b) Tax Indemnification Procedures.
(i) Payment by Seller of any amount due to a Buyer Indemnified Party under Section 6.7 of this Agreement that is determined as final and non-appealable by a court of competent jurisdiction shall be made to an account designated in writing by the applicable Buyer Indemnified Party within ten (10) days following written notice by the Buyer Indemnified Party that payment of such amounts is due.
(ii) Any payments required pursuant to this Section 6.7(b) that are not made within the time period specified herein shall bear interest at a rate and in the manner provided in the Article 53 of the Chilean Tax Code.

(c) Preparation of Tax Returns and Payment of Taxes. Buyer shall cause each Company Entity to prepare and file (or cause to be prepared and filed) all Tax Returns of such Company Entity for (i) any Tax period ending on or before the Closing Date and required to be filed after the Closing Date (a “Pre-Closing Return”), and (ii) any Straddle Period (a “Straddle Period Return”), in each case, in accordance with applicable Law and the Governing Documents of such Company Entity and, except as otherwise required by applicable Law, consistent with the past practices of such Company Entity. Buyer shall provide Seller with a draft of each such Pre-Closing Return or Straddle Period Return (other than a Tax Return for VAT (a “VAT Return”)) at least thirty (30) days prior to the due date thereof for Seller’s review, comment and approval, which approval shall not be unreasonably withheld, conditioned or delayed, and Buyer shall incorporate any reasonable comments by Seller. Buyer shall provide Seller with a draft of each VAT Return at least ten (10) days prior to the due date thereof for Seller’s review, comment and approval, which approval shall not be unreasonably withheld, conditioned or delayed, and Buyer shall incorporate any reasonable comments by Seller. In the case of any Company Entity, Seller shall be entitled to exercise all rights (and shall be subject to any obligations) of Buyer (or any Affiliates (including the Company Entities following the Closing) or Representative thereof) with respect to the review, approval and filing of any Pre-Closing Return or Straddle Period Return of such Company Entity. The Seller shall pay on or before five (5) days prior to the due date, any amount due and payable on (i) any Pre-Closing Return and (ii) any Straddle Period Return to the extent such amount is apportioned to the Pre-Closing Tax Period (as determined pursuant to Section 6.7(g)), in each case ((i) and (ii)), to the extent the Seller is liable for such amounts pursuant to Section 6.7(a). Notwithstanding anything to the contrary in this Section 6.7(c), the Parties agree that Seller will elect to close the taxable year of the Company Entities (the “CFC Tax Year Election”) pursuant to United States Treasury Regulations Section 1.245A-5T(e)(3) or any successor regulations in a form substantially similar to the one set forth in Section 6.7(c) of the Seller Disclosure Schedule.
(d) After the Closing Date, except as required by applicable Laws, neither Buyer, nor any of its Affiliates (including any Company Entity), nor any Representatives thereof, shall, without Seller’s consent, which consent shall not be unreasonably withheld, conditioned or delayed, (i) amend or approve or consent to the amendment of any Pre-Closing Return, Straddle Period Return or other Tax Return of the Company Entities with respect to a taxable period ending on or prior to the Closing Date or (ii) for any taxable period ending on or prior to the Closing Date or that includes (but does not end on) the Closing Date, take any action that reasonably would be expected to (A) alter the tax characterization, effective on or before the Closing Date, of any Company Entity for US federal tax purposes, (B) impair the ability of Seller or its Affiliate to make the CFC Tax Year Election or (C) impair or adversely affect the right of Seller hereunder to exercise the rights of Buyer (or its Affiliate (including the Company Entities following the Closing) or any Representative thereof) as provided in Section 6.7(c) or Section 6.7(e).
(e) Tax Proceedings; Cooperation.
(i) Seller and Buyer shall notify the other within ten (10) days of the receipt by Seller or Buyer (or any of their Affiliates), as applicable, of notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes of or with respect to any Company Entity for which Seller (or any of its Affiliates) may be liable pursuant to this Agreement, directly on a pass-through basis (such as income

Taxes) or otherwise (a “Tax Proceeding”); provided, no failure or delay in providing notice of a Tax Proceeding shall reduce or otherwise affect the obligations of the Indemnifying Party under this Agreement, except to the extent the Indemnifying Party is prejudiced thereby. Such notice shall contain factual information (to the extent known) describing the asserted Tax liability and shall include copies of the relevant portion of any notice or other document received from any Governmental Authority or any other Person in respect of any such asserted Tax liability.
(ii) In the case of any Tax Proceeding with respect to a Company Entity for a tax year ending on or prior to the Closing Date, Seller and/or the Persons so appointed by Seller shall each be entitled to exercise all rights (and shall be subject to any obligations) of Buyer (or any Affiliate (including the Company Entities following the Closing) or Representative thereof) hereunder or pursuant to the Governing Documents of the applicable Company Entity, with respect to the control and defense of such Tax Proceedings, including the right to act as tax matters partner or partnership representative. Seller shall (1) permit Buyer to participate (at its own expense) in such Tax Proceeding (including meetings and calls with, and preparation of written responses to, Tax Governmental Authorities), (2) keep Buyer reasonably and timely informed of the developments and status of any such Tax Proceeding controlled by Seller, and (3) not settle or compromise any such Tax Proceeding without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed. If Seller does not elect to control the resolution of such Tax Proceeding, Buyer shall (1) permit Seller to participate (at its own expense) in such Tax Proceeding (including meetings and calls with, and preparation of written responses to, Tax Governmental Authorities), (2) keep Seller reasonably and timely informed of developments and the status of such Tax Proceeding, and (3) not settle or compromise such Tax Proceeding without the prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed.
(iii) With respect to a Tax Proceeding for a Straddle Period that could affect Taxes for which Seller is liable pursuant to Section 6.7(a) of this Agreement (or otherwise could affect the Tax Liability of Seller or its Affiliates), Buyer shall control and defend such Tax Proceeding Buyer shall (1) permit Seller to participate (at its own expense) in such Tax Proceeding (including meetings and calls with, and preparation of written responses to, Tax Governmental Authorities), (2) keep Seller reasonably and timely informed of developments and the status of such Tax Proceeding, and (3) not settle or compromise such Tax Proceeding without the prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed. If Buyer does not elect to control the resolution of such Tax Proceeding, Seller and/or the Persons so appointed by Seller shall each be entitled to exercise all rights (and shall be subject to any obligations) of Buyer (or any Affiliate (including the Company Entities following the Closing) or Representative thereof) hereunder or pursuant to the Governing Documents of the applicable Company Entity, with respect to the control and defense of such Tax Proceedings, including the right to act as tax matters partner or partnership representative. Seller shall (1) permit Buyer to participate (at its own expense) in such Tax Proceeding (including meetings and calls with, and preparation of written responses to, Tax Governmental Authorities), (2) keep Buyer reasonably and timely informed of the developments and status of any such Tax Proceeding controlled by Seller, and (3) not settle or compromise any such

Tax Proceeding without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed.
(iv) In the event of any conflict between the provisions of this Section 6.7(e) and Section 8.4 (to the extent applicable), this Section 6.7(e) shall control.
(f) At Seller’s request, Buyer or its Affiliates (including any Company Entity following the Closing) shall apply for any Tax refund available for any Tax period (or portion thereof) ending on or before the Closing Date (as long as such refund claim is based on a position that is at least at a “more likely than not” chance of success). Seller shall be entitled to an amount equal to the product of (i) the relevant Applicable Percentage, and (ii) any Tax refunds or credits received by or credited to Buyer or its Affiliates (including any Company Entity following the Closing) with respect to any Tax period (or portion thereof) ending on or before the Closing Date (collectively, “Tax Refunds”). Buyer shall pay, or cause to be paid, to Seller the amount of Seller’s share of any Tax Refund (plus any interest actually received with respect thereto from an applicable Governmental Authority), net of any reasonable out-of-pocket expenses (including Taxes) incurred in connection with receiving such Tax Refund and net of any Taxes that were or would be incurred by any Company Entity or Buyer in distributing the amount of such Tax Refund to Buyer, within ten (10) days of receipt of or entitlement of such Tax Refund. With respect to any Straddle Period, the Buyer or its Affiliates (including any Company Entity following the Closing) shall pay to Seller, within thirty (30) days of the due date (after taking into account any extensions) of the applicable Straddle Period Return, an amount equal to the product of (i) the relevant Applicable Percentage, and (ii) the excess of (1) any estimated Tax payments made by the Seller or its Affiliates (including any Company Entity prior to Closing) for the taxable period that includes the Closing Date, over (2) the Pre-Closing Taxes for such taxable year (with respect to Taxes for which estimated Tax payments were made) as calculated according to Section 6.7(g).
(g) In the case of Taxes and Tax liabilities with respect to the income, property or operations of the Company Entities that relate to the Straddle Period, the portion of such Taxes and Tax liabilities that constitute Pre-Closing Taxes shall: (i) in the case of Taxes other than those described in clause (ii) below, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding taxable period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible) as determined from the books and records of the Company Entities as though the taxable year of the Company Entities terminated at the close of business on the Closing Date. For purposes of clause (ii) of the preceding sentence, any exemption, deduction, credit or other item (including, without limitation, the effect of any graduated rates of Tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 6.7(g) shall be computed by reference to the level of such items on the Closing Date. The parties hereto will, to the extent permitted by applicable law, elect with the relevant Governmental Authority to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date.
(h) Any Tax-sharing, Tax allocation or Tax reimbursement agreement between Sempra Energy or its Affiliates, on the one hand, and any Company Entity, on the other hand, shall be terminated as of the Closing Date.
(i) Buyer and Seller shall, and shall cause their respective Affiliates to, provide to the other Party such cooperation and information, as and to the extent reasonably requested and reasonably necessary, in connection with (i) preparing, reviewing or filing any Tax Return, amended Tax Return or claim for refund of or with respect to the Company Entities, (ii) determining Liabilities for Taxes or a right to refund of Taxes of or with respect to the Company Entities, or (iii) conducting any Tax Proceeding of or with respect to the Company Entities. Seller and Buyer shall reasonably cooperate with each other in the conduct of any Tax Proceeding involving or otherwise relating to the Company Entities (or their income or assets) with respect to any Tax and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 6.7(i). Any information obtained under this Section 6.7(i) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Tax Proceeding.
Section 6.8 Insurance. After the Closing Date (a) the Company Entities shall cease to be insured by, have access or availability to, be entitled to make claims on, or be entitled to claim benefits or seek coverage under, any of Seller’s or its Affiliates insurance policies, and (b) Buyer shall be solely responsible for obtaining or providing insurance coverage for the Company Entities for any event or occurrence after the Closing sufficient to comply with any and all of the contractual and statutory obligations of the Company Entities.
Section 6.9 Termination of Affiliate Contracts. At or prior to the Closing, except as set forth in Section 6.9 of the Seller Disclosure Schedule, (a) Seller and its Affiliates (other than the Company Entities), on the one hand, and the Company Entities, on the other hand, shall pay, settle, net, cancel, forgive or release any Liabilities under the Intercompany Accounts between such Persons, or Seller shall cause any such Intercompany Accounts to be transferred to or from the Company Entities, such that the Company Entities, on the one hand, and Seller and its Affiliates (other than the Company Entities), on the other hand, do not have any further Liability to one another in respect of such Intercompany Accounts following Closing, and (b) the Affiliate Contracts, other than those set forth in Section 6.9 of the Seller Disclosure Schedule, shall be terminated without any further force or effect.
Section 6.10 Post-Closing Commercially Reasonable Efforts. After the Closing, the Parties shall not, and shall cause their respective Affiliates not to, take any actions that would restrict or prevent its or their ability to perform its or their post-Closing covenants and agreements hereunder, including any action that would make its or their “commercially reasonable efforts” materially less likely to produce the intended result.

Further, as part of the Parties’ “commercially reasonable efforts,” the Parties shall, and shall cause their respective Affiliates to, enforce their rights under any agreements that would reasonably be expected to yield the intended results. Buyer shall not, and shall cause Eletrans II not to, cause or contribute to any Eletrans Delays. Buyer shall, and shall cause Eletrans II to, (a) use commercially reasonable efforts to continue the development and construction of the Power Facilities of Eletrans II, (b) obtain, as soon as practicable, all Consents of, or other permission or action by, and to give all notices to, and make all filings with and applications and submissions to, any Governmental Authority or other Person as are necessary for the development and construction of the Power Facilities of Eletrans II, (including the petition filed before the Ministry of Energy of Chile in connection therewith for the extension of milestone dates without monetary penalty to Eletrans II), and (c) diligently defend all Actions challenging the Power Facilities of Eletrans II.
Section 6.11 Employee Relations and Benefits. Following the Closing Date for a period of eighteen (18) months, Buyer shall cause the Company Entities to comply in all material respects with all agreements benefitting the employees of the Company Entities set forth in Section 6.11 of the Seller Disclosure Schedule who remain in the employment of Buyer or any Company Entity or any of their respective Affiliates, Subsidiaries or successors immediately following the Closing (the “Continuing Employees”).
Section 6.12 Pre-Closing Further Assurances. Subject to the terms and conditions of this Agreement and applicable Laws, the Parties shall, and shall cause their respective Affiliates and Representatives to cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations or otherwise to consummate and make effective the Transaction as soon as practicable in order to cause any of the conditions to such other Party’s obligation to consummate the Transaction specified in Article VII to be fully satisfied.
Section 6.13 Post-Closing Further Assurances. Seller and Buyer each agree that from time to time after the Closing Date, they shall execute and deliver or cause their respective Affiliates (including, with respect to Buyer, causing the Company Entities) to execute and deliver such further instruments, and take (or cause their respective Affiliates, including, with respect to Buyer, causing the Company Entities to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement and the other Transaction Documents.
Section 6.14 Use of Certain Names.
(a) As soon as reasonably practicable, but in any event within ninety (90) days following the Closing, Buyer shall, and shall cause the Company Entities to, cease using the Trademarks set forth in Section 6.14(a) of the Seller Disclosure Schedule (collectively, the “Seller Trademarks”), and any words or expressions either confusingly similar thereto or constituting an abbreviation or extension thereof that would raise a reasonable likelihood of confusion with the Seller Trademarks (collectively, the “Seller Marks”), provided that the restrictions under this Section 6.14 shall not apply to the use of the word “energy”. Buyer acknowledges that the Seller Trademarks are owned exclusively by Seller or its Affiliates, and, except to the extent expressly permitted by this Section 6.14(a), after the Closing, Buyer shall not, and shall cause the Company Entities and their Affiliates not to, use the Seller Trademarks or other Intellectual Property rights belonging to Seller or its Affiliates that have not been expressly conveyed to Buyer or any Company Entity (“Excluded Intellectual Property”), and Buyer acknowledges that, unless otherwise expressly provided in this Agreement or any other Transaction Documents, it, its Affiliates and the Company Entities have no rights whatsoever to use the Seller Trademarks or other Excluded Intellectual Property. Without limiting the foregoing:
(i) Within thirty (30) days after the Closing Date, Buyer shall cause each Company Entity whose name contains any of the Seller Trademarks to change its name to a name that does not contain any of the Seller Marks, to make all necessary filings with relevant Governmental Authorities to change its name to a name that does not contain any of the Seller Marks, and to amend all of the organizational documents of such Company Entity to eliminate such Seller Marks from the name of such Company Entity;
(ii) Within fifteen (15) days after the name change contemplated in clause (i) above is completed, Buyer shall provide evidence to Seller in a format that is reasonably acceptable to Seller that Buyer has made all filings to Governmental Authorities required by clause (i) above; and
(iii) Within ninety (90) days after the Closing Date, Buyer shall and shall cause each Company Entity to eliminate the Seller Trademarks from its Real Property and any other material assets, and to dispose of any unused stationery and literature of such Company Entity bearing the Seller Trademarks.
(b) In connection with any use of the Seller Marks by Buyer or the Company Entities to the extent expressly permitted pursuant to this Section 6.14, Buyer shall, and shall cause the Company Entities to, comply with, in all material respects, all of Seller’s and its Affiliates’ reasonable quality control requirements, policies and guidelines in effect at such time that have been provided to Buyer in writing by Seller from time to time during the use of the Seller Marks in accordance with this Section 6.14.
(c) Buyer, the Company Entities and their Affiliates shall not be deemed to have violated their obligations under this Section 6.14 by reason of any solely internal use of the Seller Trademarks in relation to the internal business records of the Company Entities which are in existence as of the Closing Date.
Section 6.15 Directors’ and Officers’ Indemnity and Insurance.
(a) Buyer agrees to cause each Company Entity to ensure that (i) all rights to indemnification now existing in favor of any individual who, at or prior to the Closing, was a director, alternate director, officer, or employee of such Company Entity or who, at the request of such Company Entity, served as a director, alternate director or officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Persons”) in connection with any action or omission by any such Indemnified Person occurring or alleged to have occurred on or before the Closing Date or indemnification agreements to which such Company Entity is a party which have been made available to Buyer prior to the date hereof, shall survive the Closing and shall continue in full force and effect for a period of not less than six (6) years from the Closing Date, and (ii) the provisions with respect to indemnification and limitations on liability set forth in the Governing Documents of such Company Entity shall not be amended, repealed or otherwise modified for a period of at least six (6) years from the Closing Date; provided, that in the event any claim or claims are asserted or made within such six (6)-year period, all rights to indemnification or limitation on liability in respect of any such claim or claims shall continue until final disposition of any and all such claims. No Indemnifying Party shall consent to entry of any judgment or enter into any settlement without the written consent of the Indemnified Person, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release to all Indemnified Persons affected by the claim, and (ii) the settlement is for money damages only in an amount that is fully indemnified by the Indemnifying Party (including any related defense costs and expenses).
(b) After the Closing, Buyer shall cause each Company Entity to indemnify to the fullest extent permitted by applicable Law all Indemnified Persons with respect to all acts and omissions arising out of such individuals’ services as officers, directors, alternate directors, employees or agents of such Company Entity or as trustees or fiduciaries of any plan for the benefit of employees of such Company Entity, occurring prior to the Closing, including the execution of, and the transactions contemplated by, this Agreement.
(c) Notwithstanding any other provisions hereof, the obligations of Buyer contained in this Section 6.15 shall be binding upon the successors and assigns of Buyer and the Company Entities. In the event Buyer or any of the Company Entities, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Buyer or the relevant Company Entity, as the case may be, honor the indemnification and other obligations set forth in this Section 6.15.
(d) The obligations of Buyer under this Section 6.15 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Indemnified Person to whom this Section 6.15 applies without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 6.15 applies shall be third-party beneficiaries of this Section 6.15, each of whom may enforce the provisions of this Section 6.15).
Section 6.16 Registration and Publication of Excerpt. Buyer shall, within five (5) days after the Closing Date, submit or cause the submission of an excerpt of the amendment to the assignment of equity rights in ISL to be executed at Closing pursuant to Section 2.3(b)(iv) and Section 2.3(c)(iii) above for registration before the competent Commercial Registry (Registro de Comercio) and simultaneously or shortly thereafter request the publication of such excerpt in the Chilean Official Gazette. The registration and publication of such excerpt shall be accomplished as soon as reasonably practicable following the Closing Date but in any event within sixty (60) days after the Closing Date. Buyer shall keep the Seller duly informed about all matters involving such registration and publication, including providing evidence of such registration and publication as soon as possible but in any event not later than two (2) days after each of them has been completed.
Section 6.17 Post-signing Breach Notification.

(a) Seller may, at any time up to the Closing, notify Buyer in writing of the discovery by Seller of any act or omission, event, condition, fact or circumstance (whether it occurred or existed on, prior to, or after the date of this Agreement) that constitutes, or may with the passing of time constitute, a breach of any representation or warranty made by Seller in this Agreement (“Post-signing Breach Notification”). A Post-signing Breach Notification shall include details consistent with the amount of detail provided in the Seller Disclosure Schedule, but shall not be deemed a supplement or amendment of the Seller Disclosure Schedule for any purpose under this Agreement.
(b) If the breach of any of Seller’s representations or warranties set forth in a Post-signing Breach Notification, individually or in the aggregate with any other Post-signing Breach Notification, results in Buyer’s right to terminate this Agreement pursuant to Section 9.1(d)(iii), Buyer may terminate this Agreement by providing a written termination notice pursuant to Section 9.1(d)(iii) within five (5) Business Days after receiving such Post-signing Breach Notification. If Buyer does not terminate this Agreement in accordance with the preceding sentence, without prejudice to any other provisions, (i) the conditions to the obligation of Buyer to consummate the Transaction under Section 7.3(a)(i) and Section 7.3(b) shall not be deemed to fail to be satisfied solely as a result of such Post-signing Breach Notification and (ii) Buyer shall not be entitled to the indemnification rights set forth in Article VIII with respect to the breach of representations or warranties set forth in such Post-signing Breach Notification.
(c) If the breach of Seller’s representations and warranties set forth in a Post-signing Breach Notification does not, individually or in the aggregate with any other Post-signing Breach Notification, result in Buyer’s right to terminate this Agreement pursuant to Section 9.1(d)(iii), Buyer shall not be entitled to terminate this Agreement pursuant to Section 9.1(d)(iii) or otherwise but shall be otherwise entitled to all its other rights and remedies under this Agreement, including the indemnification rights set forth in Article VIII, with respect to such breach of Seller’s representations or warranties.
(d) Nothing in this Section 6.17 shall reduce, or constitute a waiver of, Buyer’s rights and remedies with respect to a breach of Seller’s obligations (other than a breach of Seller’s representations and warranties) under this Agreement.
ARTICLE VII.
CONDITIONS TO CLOSING
Section 7.1 Conditions Precedent to Obligations of Buyer and Seller. The respective obligations of each Party to consummate the Transaction are subject to the satisfaction (or, where legally permissible, waiver by such Party) at or prior to the Closing Date of each of the following conditions:
(a)No Adverse Order. There shall be no Governmental Order that is in effect in the United States of America, the Netherlands, Bermuda or Chile that restrains or prohibits the consummation of the Transaction.
(b)Consents from Governmental Authorities. All necessary Consents from Governmental Authorities set forth in Section 3.5 of the Seller Disclosure Schedule and Section 5.4 of the Buyer Disclosure Schedule shall have been obtained or any applicable waiting periods (and any extensions thereof) shall have expired or been terminated.

Section 7.2 Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the Transaction is subject to the satisfaction (or waiver by Seller) at or prior to the Closing Date of each of the following additional conditions:
(a)Accuracy of Buyer’s Representations and Warranties.
(i) The representations and warranties of Buyer contained in this Agreement other than the Fundamental Representations of Buyer, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct in each case on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date), in which case, as of such earlier date), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect with respect to Buyer.
(ii) The Fundamental Representations of Buyer contained in this Agreement shall be true and correct in all material respects in each case on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date).
(b)Covenants and Agreements of Buyer. Buyer shall have performed and complied in all material respects with all of the covenants and agreements hereunder required to be performed and complied with by it prior to the Closing.
(c)Certificate of Buyer. Seller shall have received a certificate signed by a duly authorized officer of Buyer confirming the matters set forth in Section 7.2(a) and Section 7.2(b) as of the Closing Date.
Section 7.3 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the Transaction is subject to the satisfaction (or waiver by Buyer) at or prior to the Closing Date of each of the following additional conditions:
(a)Accuracy of Seller’s Representations and Warranties.
(i) The representations and warranties of Seller contained in this Agreement other than the Fundamental Representations of Seller, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect (other than with respect to Section 3.8(c)), shall be true and correct, in each case on and as of the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date (other than Section 3.8(c)) with the same force and effect as though such representations and warranties had been made on the Closing Date, except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company Entities; provided, that the representations and warranties set forth in Section 3.8(c) shall be true and correct in all respects.

(ii) The Fundamental Representations of Seller contained in this Agreement shall be true and correct in all material respects in each case on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date).
(b)Covenants and Agreements of Seller. Seller shall have performed and complied with all of the material covenants and agreements hereunder required to be performed and complied with by Seller prior to the Closing.
(c)Certificate of Seller. Buyer shall have received a certificate signed by a duly authorized officer of Seller confirming the matters set forth in Section 7.3(a) and Section 7.3(b) as of the Closing Date.
Section 7.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to (a) act in good faith, or (b) take any action required in accordance with this Agreement.
ARTICLE VIII.
SURVIVAL, INDEMNIFICATION AND REMEDIES
Section 8.1 Survival. Each representation and warranty of Seller and Buyer contained in this Agreement and in any certificate delivered pursuant to this Agreement (other than the representations and warranties set forth in Section 3.1(a) (Organization), clause (c) of the first sentence of Section 3.3 (Capitalization), Section 3.4 (Ownership), Section 3.18 (Brokers’ Fees), Section 4.1(Organization), Section 4.2 (Authorization), Section 4.4 (Brokers’ Fees), Section 5.1 (Organization), Section 5.2 (Authorization), Section 5.6 (Investment), Section 5.8 (Brokers’ Fees) and Section 5.9 (Information) (collectively the “Fundamental Representations”), the representations and warranties set forth in Section 3.9 (Tax Matters) (the “Tax Representations”) and the representations and warranties set forth in Section 3.11 (Environmental Matters) (the “Environmental Representations”)), shall survive for a period of twelve (12) months following the Closing. Each of the Fundamental Representations shall survive the Closing until the expiration of the applicable statute of limitations, each of the Environmental Representations shall survive the Closing for a period of twenty four (24) months following the Closing and each of the Tax Representations shall survive the Closing until the expiration of the applicable statute of limitations plus sixty (60) days. Each covenant contained in this Agreement (other than the covenants which by their terms are to be performed by the Parties following the Closing (collectively, the “Surviving Covenants”)) shall terminate at the Closing, and all rights to indemnification for a breach of such covenants shall terminate upon the date that is three (3) months after the Closing Date, and the Surviving Covenants shall survive the Closing Date until fully performed. None of Seller, any Company Entity or Buyer shall have any Liability whatsoever with respect to any such representations or warranties or covenants from and after the time such representation or warranty or covenant ceases to survive hereunder, provided, that any representation or warranty or covenant shall continue to survive if a Claim Notice or Indemnity Notice (as applicable) shall have been given prior to such date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Section 8.4.

Section 8.2 Indemnification.
(a)Subject to the other provisions of this Article VIII, after the Closing Seller shall indemnify the Buyer Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Damages suffered, incurred or sustained by any of them resulting from, arising out of or relating to (i) any breach of any representations and warranties made by Seller (other than the Tax Representations), and (ii) any breach, nonfulfillment of or failure to perform any covenant contained herein (other than the covenants or agreements set forth in Section 6.1(b)(x)) on the part of Seller.
(b)Subject to the other provisions of this Article VIII, after the Closing Buyer shall indemnify the Seller Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Damages suffered, incurred or sustained by any of them resulting from, arising out of or relating to (i) any breach of any representations and warranties made by Buyer, and (ii) any breach, nonfulfillment of or failure to perform any covenant contained herein on the part of Buyer contained in this Agreement.
(c)The amount of indemnifiable Damages in respect of any breach of, or inaccuracy in, a representation or warranty (other than the representations and warranties in Section 3.8(c) and the phrase “in all material respects” with respect to the fair representation of the Financial Statements in accordance with IFRS in Section 3.6), shall be determined as if such representation and warranty had not contained any limitation or qualification as to materiality, material adverse change, Material Adverse Effect or similar language; provided, that the foregoing shall not apply for the purposes of determining whether a breach or inaccuracy in a representation or warranty in this Agreement has occurred.
(d)Seller shall not be liable for, and no amounts of indemnity shall be payable in the case of, any claim by a Buyer Indemnified Party for breaches of representations and warranties, other than the Fundamental Representations, or covenants unless and until the Buyer Indemnified Parties have suffered, incurred or sustained otherwise indemnifiable Damages hereunder (after giving effect to any Indemnity Reduction Amounts) in excess of an amount equal to one percent (1%) of the Base Purchase Price in the aggregate (the “Deductible”), in which event the Buyer Indemnified Parties shall be entitled to claim indemnity for Damages only to the extent such Damages exceed the Deductible and for such amount in excess.
(e)Without limiting the generality of the foregoing, Seller shall not be liable, with respect to any individual claim hereunder that results in otherwise indemnifiable Damages, and such Damages shall not be counted toward satisfaction of the Deductible, unless such Damages exceed an amount equal to two hundred fifty thousand dollars ($250,000).
(f)The Liability of Seller for indemnification of Damages under this Agreement resulting from, arising out of, or relating to any breach or failure of representations or warranties made by Seller other than Fundamental Representations shall be limited to, in the aggregate, an amount equal to seven point five percent (7.5%) of the Base Purchase Price.

(g)The aggregate Liability of Seller and Buyer, respectively, for indemnification of Damages under this Agreement resulting from, arising out of, or relating to any breach or failure of representations and warranties (including Fundamental Representations or Tax Representations) or covenants, indemnification obligations or otherwise shall be limited to the total amount of the Base Purchase Price.
(h)The amount which an Indemnifying Party is or may be required to pay to an Indemnified Party in respect of Damages for which indemnification is provided under this Agreement shall be reduced by any amounts entitled to be received (including amounts under insurance policies) by or on behalf of any Indemnified Party or its Affiliates from third parties and any Tax benefit to the Indemnified Party or its Affiliates arising in connection with the payment of any such Damages (such amounts and benefits are collectively referred to herein as “Indemnity Reduction Amounts”). If any Indemnified Party or its Affiliates receives any Indemnity Reduction Amounts in respect of a claim for which indemnification is provided under this Agreement after the full amount of such claim has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such claim and such Indemnity Reduction Amounts exceed the remaining unpaid balance of such claim, then the Indemnified Party shall promptly remit to the Indemnifying Party an amount equal to the excess (if any) of (i) the amount theretofore paid by the Indemnifying Party in respect of such claim, less (ii) the amount of the indemnity payment that would have been due if such Indemnity Reduction Amounts in respect thereof had been received before the indemnity payment was made. An insurer or other third party who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to any benefit they would not be entitled to receive in the absence of the indemnification provisions by virtue of the indemnification provisions hereof. Each of Seller and Buyer, as appropriate, shall, or shall cause each Indemnified Party to, use its commercially reasonable efforts to pursue promptly any claims or rights it may have against all third parties which would reduce the amount of Damages for which indemnification is provided under this Agreement and take all commercially reasonable actions to mitigate damages.
(i)For the avoidance of doubt, the indemnification obligations of the Parties hereunder shall include the obligation to pay Damages relating to breaches which do not arise out of, or involve, any Third-Party Claims.
Section 8.3 Specific Indemnification. Seller shall indemnify, defend and hold harmless Eletrans II from and against fifty percent (50%) of any and all monetary fines and penalties actually paid by Eletrans II to any Governmental Authority for delays resulting from facts, events and circumstances arising prior to the Closing Date resulting from or arising out of delays in the achievement of the milestones set forth in the Decree No. 6 and 6T issued by the Ministry of Energy on October 16, 2013, as amended, for the construction of the new transmission line projects Alto Melipilla-Rapel and Lo Aguirre-Alto Melipilla (such delays, the “Eletrans Delays”); provided, that Seller shall not be liable to indemnify Eletrans II under this Section 8.3 (i) for any amounts in excess of $13,275,000, individually or in the aggregate or (ii) to the extent such Eletrans Delays are caused by breach of this Agreement by Buyer or its Affiliates (including the JV Companies after the Closing). The obligation of Seller to indemnify pursuant to this Section 8.3 shall terminate after ten (10) months from the Closing Date. Further, Seller shall indemnify the Buyer Indemnified Parties for any matters set forth in Schedule F, subject to the terms and limitations set forth therein.

Section 8.4 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 8.2 or Section 8.3 shall be asserted and resolved as follows:
(a)In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 8.2 or Section 8.3 is asserted against or sought to be collected from such Indemnified Party by a Person other than a Party or any of its Affiliates (other than a claim for Taxes) (a “Third-Party Claim”), then such Indemnified Party shall deliver a Claim Notice promptly to the Indemnifying Party in accordance with clause (b) below. In case any such action is brought against an Indemnified Party, the Indemnifying Party shall be entitled to participate in and to assume and control the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof; provided, that the Indemnified Party may participate without obstruction in such defense at the Indemnified Party’s expense. If the Indemnifying Party does not elect to assume the defense of a Third-Party Claim, it shall not be obligated to pay the reasonable and documented fees and expenses of more than one counsel for the Indemnified Parties with respect to such Third-Party Claim, unless the Indemnified Parties shall have been advised by counsel that representation of any such Indemnified Parties by the same counsel would be inappropriate under applicable standards of professional conduct due to actual or potential differing interests between them, in which case such Indemnified Parties shall have the right to select separate counsel the reasonable and documented fees and expenses of which shall be paid by the Indemnifying Party. No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any Third-Party Claim of which it has assumed the defense hereunder without the consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim, and (ii) the settlement is for money damages only. No Indemnifying Party shall be subject to any Liability for any settlement of a Third-Party Claim made without its consent, which consent shall not be unreasonably withheld, conditioned or delayed.
(b)In the event of any claim or demand, including Third-Party Claims, in respect of which an Indemnified Party might seek indemnity hereunder, the Indemnified Party shall deliver an Indemnity Notice promptly to the Indemnifying Party; provided, that the failure by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that an Indemnifying Party has been prejudiced thereby, and then only to the extent of such prejudice. The Indemnifying Party shall notify the Indemnified Party within the thirty (30)-day period after its receipt of such Indemnity Notice (the “Dispute Period”) as to whether the Indemnifying Party disputes its Liability to the Indemnified Party hereunder.
(c)The Parties shall cooperate to the extent reasonably practicable with one another with respect to resolving any claim or Liability with respect to which one Party is obligated to provide indemnification hereunder.

(d)Notwithstanding anything contained in this Agreement, any amounts payable pursuant to the indemnification obligations under this Agreement shall be paid without duplication, including with respect to duplication of any Liability that is included in the Final Adjustment Certificate or with respect to the amount of any Liability for which there is an accrual or reserve contained in the Financial Statements.
Section 8.5 Limitations on Remedies; Release.

(a)EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV, THE COMPANY INTERESTS ARE BEING ACQUIRED “AS IS, WHERE IS,” AND SELLER AND ITS AFFILIATES EXPRESSLY DISCLAIM, AND BUYER HEREBY WAIVES, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO LIABILITIES, OPERATIONS OF THE BUSINESSES, OR ASSETS (INCLUDING TITLE, CONDITION, VALUE OR QUALITY THEREOF) OF THE COMPANY ENTITIES OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ASSETS OF THE COMPANY ENTITIES, OR AS TO ANY OTHER MATTER, AND SELLER AND ITS AFFILIATES EXPRESSLY DISCLAIM, AND BUYER HEREBY WAIVES, ANY REPRESENTATION OR WARRANTY OF QUALITY, MERCHANTABILITY, NON-INFRINGEMENT, USAGE, OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE COMPANY ENTITIES, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR RELATING TO COMPLIANCE WITH OR LIABILITY RELATING TO ANY ENVIRONMENTAL LAW OR REQUIREMENT, OR AS TO THE CONDITION OF THE ASSETS OF THE COMPANY ENTITIES OR ANY PART THEREOF, INCLUDING WHETHER THE COMPANY ENTITIES POSSESS THE REQUISITE PERMITS OR SUFFICIENT REAL PROPERTY OR PERSONAL PROPERTY TO OPERATE THE BUSINESS OF THE COMPANY ENTITIES, IN EACH CASE EXCEPT AS EXPRESSLY SET FORTH HEREIN. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED HEREIN, SELLER AND ITS AFFILIATES EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF ANY KIND REGARDING THE CONDITION OF THE ASSETS OF THE COMPANY ENTITIES OR THE SUITABILITY OF ANY PROJECT OWNED BY ANY COMPANY ENTITY FOR OPERATION OR AS A SITE FOR THE DEVELOPMENT OF ADDITIONAL OR REPLACEMENT GENERATION, TRANSMISSION OR DISTRIBUTION CAPACITY FOR ANY PURPOSE OR ANY OTHER MATTER, AND NO MATERIAL OR INFORMATION OR STATEMENTS PROVIDED BY OR COMMUNICATIONS MADE BY OR ON BEHALF OF SELLER OR ITS AFFILIATES OR BY ANY REPRESENTATIVE, EMPLOYEE, MANAGER, AGENT, ATTORNEY, ADVISOR, CONSULTANT, ACCOUNTANT, BROKER OR INVESTMENT BANKER, INCLUDING ANY INFORMATION OR MATERIAL CONTAINED IN THE CONFIDENTIAL INFORMATION MEMORANDUM OR MANAGEMENT PRESENTATION RECEIVED BY BUYER, ITS AFFILIATES OR THEIR RESPECTIVE EQUITYHOLDERS OR REPRESENTATIVES (INCLUDING ANY SUPPLEMENTS), ANY PROJECTIONS OR FORECASTS, INFORMATION PROVIDED DURING DUE DILIGENCE, INCLUDING INFORMATION IN THE ELECTRONIC DATA ROOM, AND ANY ORAL, WRITTEN OR ELECTRONIC RESPONSE TO ANY INFORMATION REQUEST PROVIDED TO BUYER, ITS AFFILIATES OR THEIR RESPECTIVE EQUITYHOLDERS OR REPRESENTATIVES, WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, OR OTHERWISE MAY BE RELIED UPON, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE COMPANY INTERESTS AND THE ASSETS OF THE COMPANY ENTITIES OR ANY OTHER MATTER, OTHER THAN TO THE EXTENT EXPRESSLY SET FORTH IN A REPRESENTATION OR WARRANTY CONTAINED IN ARTICLES III AND IV HEREIN. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 8.5(A) SHALL PRECLUDE OR LIMIT IN ANY MANNER BUYER’S ABILITY TO MAKE A CLAIM AGAINST SELLER FOR FRAUD.
(b)Except for the obligations of Seller under this Agreement and in the absence of fraud, for and in consideration of the Company Interests, effective as of the Closing, Buyer, on behalf of itself and its direct and indirect equity holders, Subsidiaries, Affiliates (which shall include the Company Entities after the Closing) and direct and indirect parent companies, and the Representatives and direct and indirect equity holders of any of the following and each of their respective successors and assigns (each a “Releasor”), hereby absolutely and unconditionally releases, acquits and forever discharges, to the fullest extent permitted by Law, Seller and its past, present and future equity holders, Subsidiaries, Affiliates, and each of the present and former Representatives, equity holders and control persons of any of the foregoing, and each of the respective heirs, executors, administrators, successors and assigns of any of the foregoing (each, a “Releasee”) of, from and against any and all Actions, causes of action, claims, demands, Damages, judgments, Liabilities, debts, dues and suits of every kind, nature and description whatsoever, whether known or unknown, both in Law and in equity, in each case to the extent arising out of or resulting from Seller’s or such Releasee’s ownership or operation of the Company Entities, whether related to any period of time before or after the Closing, including any Liability under Environmental Law. Each Releasor agrees not to, and agrees to cause its respective equity holders, Subsidiaries, Affiliates (which shall include the Company Entities after the Closing), Representatives, direct and indirect parent companies and each of their respective successors and assigns, not to, assert any claim against the Releasees; provided, that notwithstanding the foregoing, no Releasor releases its rights and interests under this Agreement.

(c)None of the Seller Indemnified Parties and none of the Buyer Indemnified Parties shall be entitled to any recovery under this Agreement or any other Transaction Document following Closing for any of its or its Affiliates’ special, exemplary, punitive, consequential, incidental or indirect damages (including any damages on account of lost opportunities or lost or delayed power generation, transmission or distribution), Regulated Tariff adjustments or losses based on diminution of value or calculated by reference to any multiple of earnings or earnings before interest, tax, depreciation or amortization (or any other valuation methodology) (together, “Indirect Losses”), provided, however, that if a Seller Indemnified Party or a Buyer Indemnified Party is held liable to a Third Party based on any final judgment of a court of competent jurisdiction for any such Indirect Losses and the applicable indemnifying party is obligated to indemnify such Seller Indemnified Party or Buyer Indemnified Party (as applicable) for the matter that gave rise to such Indirect Losses, then such indemnifying party shall be liable for, and obligated to reimburse such Seller Indemnified Party or Buyer Indemnified Party (as applicable) for such Indirect Losses. Notwithstanding anything to the contrary herein, the Seller Indemnified Parties shall be entitled to recover any of their or their Affiliates’ Indirect Losses (including lost profits) resulting from, arising out of or relating to (i) a breach by Buyer of any of its obligations contained in Section 6.4, or (ii) the Buyer’s failure to consummate the Transaction in the event that all of the closing conditions set forth in Article VII have been satisfied or waived, in accordance with the terms of this Agreement.
(d)Notwithstanding anything herein to the contrary, no Buyer Indemnified Party shall be entitled to indemnification in respect of any breach of any representation and warranty made by Seller that would, individually or in the aggregate, have a Material Adverse Effect with respect to Buyer if and to the extent that Buyer had obtained knowledge of such breach through a Post-signing Breach Notification on or before the Closing Date. For the avoidance of doubt, this Section 8.5(d) is without prejudice to the Buyer’s right to terminate this Agreement pursuant to Section 9.1(d)(iii) as a result of such Post-signing Breach Notification.
(e)After the Closing, except to the extent provided under this Article VIII, all rights or remedies that any Buyer Indemnified Party may have against Seller (i) with respect to adverse matters, including contingent Liabilities, defects (legal or otherwise) and adverse physical or environmental conditions, that may not have been revealed by Buyer’s investigations of the Owned Real Property or any real property subject to a Real Property Agreement in connection with the Transaction, and (ii) under or relating to any Environmental Law or with respect to any Liability under or relating to any Environmental Law or any other environmental matters relating to any Company Entity are waived. After the Closing, except as provided in this Agreement, Buyer hereby agrees, warrants and covenants to (and shall cause the Company Entities to) release, acquit, forever discharge and hold harmless the Seller Indemnified Parties from any and all Liabilities and/or Damages, including all claims, demands and causes of action for contribution and indemnity under statute or common Law, that Buyer may have asserted or alleged or are or could be asserted or alleged now or in the future against any Seller Indemnified Party in regard to the Owned Real Property or any real property subject to a Real Property Agreement by reason of or arising out of the physical or environmental condition thereof, any actual or alleged violation of applicable Law, including any Environmental Law, and any and all other acts, omissions, events, circumstances or matters relating to the foregoing or that relate to or in any way arise pursuant to any Environmental Law or out of any Liability relating to any Environmental Law or any other environmental matters relating to any Company Entity.
Section 8.6 Exclusive Remedies. After the Closing, and except in the event of fraud, the remedies set forth in this Article VIII and Section 6.7 shall be the sole and exclusive remedy with respect to any and all claims relating, directly or indirectly, to the subject matter of this Agreement. Without limiting the generality of the foregoing and subject to Section 6.7, Section 6.3(b), Section 10.12, this Article VIII and Article IX, Buyer hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it or any of its Affiliates may have against Seller or any of its Affiliates with respect to the subject matter of this Agreement, whether arising under or based upon any Law, other than rights, claims and causes of action arising out of fraud by Seller.
Section 8.7 Tax Characterization. The Parties agree to treat any indemnification payment made pursuant to this Agreement as an adjustment to the Final Purchase Price for Tax purposes, unless otherwise required by applicable Law.
ARTICLE IX.
TERMINATION

Section 9.1 Termination Events. Without prejudice to other remedies which may be available to the Parties by Law or this Agreement, this Agreement may be terminated, and the Transaction may be abandoned at any time prior to the Closing solely in the following cases:
(a)by mutual written consent of Seller and Buyer;
(b)by either Seller or Buyer by giving written notice to the other Party if the Closing shall not have occurred by the date that is twelve (12) months after the date of this Agreement (the “Termination Date”), unless extended by written agreement of Seller and Buyer; provided, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose breach of its obligations under this Agreement has been a cause of, or resulted in, the failure of the Transaction to be consummated by such date, and provided, further, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(b) if Seller has initiated proceedings prior to the Termination Date to specifically enforce this Agreement while such proceedings are still pending;
(c)by Seller, if: (i) any of the representations and warranties of Buyer contained in Article V shall fail to be true and correct, or (ii) there shall be a breach by Buyer of any covenant or agreement of Buyer in this Agreement that, in either case of clause (i) or (ii), (1) would result in the failure of a condition set forth in Section 7.2(a) or Section 7.2(b), and (2) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (A) the thirtieth (30th) day after written notice thereof is given by Seller to Buyer and (B) the day that is five (5) Business Days prior to the Termination Date; provided, that Seller may not terminate this Agreement pursuant to this Section 9.1(c) if Seller is in material breach of this Agreement;
(d)by Buyer, if: (i) any of the representations and warranties of Seller contained in Article III or Article IV shall fail to be true and correct, (ii) there shall be a breach by Seller of any covenant or agreement of Seller in this Agreement that, in either case of clause (i) or (ii), (1) would result in the failure of a condition set forth in Section 7.3(a) or Section 7.3(b), and (2) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (A) the thirtieth (30th) day after written notice thereof is given by Buyer to Seller, and (B) the day that is five (5) Business Days prior to the Termination Date, or (iii) if Buyer receives any Post-signing Breach Notification that discloses any breach of any representation and warranty made by Seller that would, individually or in the aggregate, result in the failure of a condition set forth in Section 7.3(a) or Section 7.3(b); provided, that Buyer may not terminate this Agreement pursuant to this Section 9.1(d) if Buyer is in material breach of this Agreement;
(e)by either Seller or Buyer by giving written notice to the other Party if following the date of this Agreement, any Governmental Authority shall have issued, enacted, entered, promulgated or enforced any Law or Governmental Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Transaction, and such Law or Governmental Order shall not be subject to appeal or shall have become final and unappealable; provided, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any Party whose breach of its obligations under this Agreement has been a cause of, or resulted in, such issuance, enactment, entry, promulgation or enforcement; or

(f)by Seller if (i) all the conditions set forth in Section 7.1 and Section 7.3 have been satisfied (and continue to be satisfied) or irrevocably waived (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date), and (ii) Buyer does not consummate the Transaction within three (3) Business Days of the day the Closing is required to occur pursuant to Section 2.3.
Section 9.2 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 9.1, all rights and obligations of the Parties hereunder shall terminate without any Liability on the part of either Party or its Affiliates in respect thereof, except that (i) provisions of, and the obligations of Buyer and Seller under Section 6.3(b) through Section 6.3(d), Section 6.5, this Article IX and Article X of this Agreement shall remain in full force and effect, and (ii) such termination shall not relieve any Party of any Liability for any breach of this Agreement prior to such termination.
ARTICLE X.
MISCELLANEOUS
Section 10.1 Parties in Interest. Nothing in this Agreement, whether express or implied, shall be construed to give any Person, other than (a) the Parties and their respective successors and permitted assigns, (b) the Indemnified Persons with respect to Section 6.15, (c) Seller’s Counsel with respect to Section 10.13, (d) the Buyer Indemnified Parties, and (e) the Seller Indemnified Parties, any legal or equitable right, remedy, claim or benefit under or in respect of this Agreement.
Section 10.2 Assignment.
(a)This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign (by contract, stock sale, operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the express prior written consent of the other Parties, and any attempted assignment, without such consent, shall be null and void.
(b)Notwithstanding anything to the contrary in Section 10.2(a), Buyer may, no later than fifteen (15) Business Days prior to Closing, designate an Affiliate directly or indirectly wholly owned by Buyer (the “New Buyer”) as the purchaser of the Company Interests hereunder by giving notice thereof to Seller; provided, that no such assignment shall cause any change to the conditions to Closing set forth in Article VII. Upon such notice, all rights of Buyer hereunder shall be forthwith assigned to the New Buyer. The New Buyer shall thereupon enjoy all the rights of Buyer under this Agreement. Seller hereby consents to such designation subject to the conditions set forth in this Section 10.2(b). Nothing in this Section 10.2(b) shall relieve Buyer from any of its obligations and liabilities under this Agreement, and Buyer shall remain jointly and severally liable with such New Buyer for the performance of all of its obligations hereunder.
Section 10.3 Notices. All notices and other communications required or permitted to be given by any provision of this Agreement shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or by electronic mail (with acknowledgment received), charges prepaid and addressed to the intended recipient as follows, or to such other addresses or numbers as may be specified by a Party from time to time by like notice to the other Parties:

If to Seller:  Sempra Energy
488 8th Avenue
San Diego, California 92101
Attn.: George Bilicic, Group President
Email: [***]@sempra.com
cc:
Sempra Energy
488 8th Avenue
San Diego, California 92101
Attn.: Raúl A. Farías; José A. Lau
Email: [***]@sempraglobal.com; [***]@sempraglobal.com
with a copy (which shall not constitute notice) to:
White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Attn.: Marwan Azzi
Email: [***]@whitecase.com
If to Buyer:  State Grid International Development Limited
No.88 West Chang'an Street,
Xicheng District, Beijing, China, 100031
Attn.: Xinglei Wang; Qinjing Shen
Email: [***]@stategrid.com.cn; [***]@stategrid.com.cn
with a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
Unit 5201, Fortune Financial Center, 5 Dongsanhuan
Zhonglu, Chaoyang District, Beijing, China 100020
Attn.: Judie Ng Shortell
Email: [***]@paulweiss.com
All notices and other communications given in accordance with the provisions of this Agreement shall be deemed to have been given and received when delivered by hand or transmitted by facsimile or email (with acknowledgment received), three (3) Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested or one (1) Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.
Section 10.4 Amendments and Waivers. This Agreement may not be amended, supplemented or otherwise modified except in a written instrument executed by each of the Parties. No waiver by any of the Parties of any default, misrepresentation, or breach of any representation, warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.
Section 10.5 Exhibits and Schedules. All Exhibits and Schedules attached hereto and the Disclosure Schedules delivered herewith are hereby incorporated herein by reference and made a part hereof.
Section 10.6 Headings. The table of contents and section headings contained in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement or affect in any way the meaning or interpretation of this Agreement.
Section 10.7 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
Section 10.8 Entire Agreement. This Agreement (including the Schedules and the Exhibits hereto) and the other Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede any prior understandings, negotiations, agreements, or representations among the Parties of any nature, whether written or oral, to the extent they relate in any way to the subject matter hereof or thereof.
Section 10.9 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transaction is fulfilled to the greatest extent possible. Notwithstanding anything contained herein, under no circumstance shall the obligation of Seller to deliver the Company Interests be enforceable absent enforceability of the obligation of Buyer to pay the Final Purchase Price, and vice versa.
Section 10.10 Expenses.
(a)Buyer shall be obligated to pay any and all costs of any audit of any Company Entity as may be required to enable Buyer to complete and file any filing by Buyer or an Affiliate of Buyer with any Governmental Authority or otherwise required to be made by Buyer or an Affiliate of Buyer in order to cause any of the conditions in Article VII to be fully satisfied.

(b)Unless otherwise provided herein, any fees, costs or expenses paid or payable to third parties (excluding any Affiliate or Subsidiary of a Party) incurred in connection with obtaining any other Consents required in connection with the consummation of the Transaction shall be borne by the relevant Party that incurs such fees, costs and expenses.
(c)Unless otherwise provided herein, including as provided in Section 2.2, each of Buyer and Seller agrees to pay, without right of reimbursement from the other, all costs and expenses incurred by it incident to the performance of its obligations hereunder, including the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by the respective Parties in connection with the Transaction, whether or not the Transaction is consummated.
Section 10.11 No Recourse Against Non-Recourse Persons. All claims, obligations, Liabilities, or causes of action (whether in contract or in tort, in equity or at Law, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), shall be made only against (and are those solely of) the entities that are expressly identified as Parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future Representative, incorporator, equityholder or Affiliate of such Contracting Party or any past, present or future Representative, incorporator, equityholder or Affiliate of any of the foregoing (the “Non-Recourse Persons”), shall have any Liability (whether in contract or in tort, in equity or at Law, or granted by statute) for any claims, causes of action, obligations, or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or in its negotiation, execution, performance, or breach; and, to the maximum extent permitted by applicable Law, each Contracting Party hereby waives and releases all such Liabilities, claims, causes of action and obligations against any such Non-Recourse Persons. Without limiting the generality of the foregoing, to the maximum extent permitted by applicable Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available in equity or at Law, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any Non-Recourse Persons, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (b) each Contracting Party disclaims any reliance upon any Non-Recourse Persons with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.
Section 10.12 Specific Performance. Notwithstanding anything in this Agreement to the contrary, (a) each Party recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement shall cause the other Party to sustain irreparable harm for which it would not have an adequate remedy at Law, and therefore in the event of any such breach the aggrieved Party shall, without the posting of bond or other security (any requirement for which the Parties hereby waive), be entitled to the remedy of specific performance of such covenants and agreements, including injunctive and other equitable relief, in addition to any other remedy to which it might be entitled, (b) a Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, and (c) in the event that any action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The Parties further agree that (i) by seeking the remedies provided for in this Section 10.12, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement, including monetary damages or in the event that the remedies provided for in this Section 10.12 are not available or otherwise are not granted and (ii) nothing contained in this Section 10.12 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 10.12 before exercising any termination right under Section 9.1 (and pursuing damages after such termination) nor shall the commencement of any action pursuant to this Section 10.12 or anything contained in this Section 10.12 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Section 9.1 or pursue any other remedies under this Agreement that may be available then or thereafter.
Section 10.13 Legal Representation.
(a)It is acknowledged by each of the Parties that the Company Entities and Seller have retained (i) White & Case LLP, (ii) Claro & Cia, and (iii) the legal departments of Seller and its Affiliates (collectively, “Seller’s Counsel”) to act as their counsel in connection with the Transaction and that Seller’s Counsel has not acted as counsel for any other Party in connection with the Transaction and that none of the other Parties has the status of a client of any of Seller’s Counsel for conflict of interest or any other purposes as a result thereof. Seller and Buyer hereby agree that, in the event that any dispute, or any other matter in which the interests of Seller and its Affiliates, on the one hand, and Buyer and its Affiliates (including the Company Entities), on the other hand, are adverse, arises after the Closing between Buyer or the Company Entities, on the one hand, and Seller and its Affiliates, on the other hand, Seller’s Counsel may represent any or all of Seller and its Affiliates in such dispute even though the interests of Seller and its Affiliates may be directly adverse to Buyer or the Company Entities, and even though Seller’s Counsel formerly may have represented the Company Entities in any matter substantially related to such dispute.

(b)Seller and its Affiliates and Buyer and its Affiliates (including the Company Entities following the Closing with respect to Buyer) acknowledge and agree that, in connection with any future disputes, lawsuits, actions, proceedings, investigations or other matters, including any dispute between Buyer, the Company Entities or any of its or their respective Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand, or with or between any other Persons, with respect to the Transaction or otherwise, (i) as to all communications among Seller’s Counsel, the Company Entities, Seller or any of its Affiliates, the attorney-client privilege, attorney work product protection and the expectation of client confidence belongs solely to Seller or its Affiliates (other than the Company Entities), and may be controlled by Seller or its Affiliates (other than the Company Entities), and shall not pass to or be claimed by Buyer, the Company Entities, or any of their respective Affiliates, and (ii) Seller’s Counsel may disclose to Seller or its Affiliates any information learned by Seller’s Counsel in the course of its representation of Seller, the Company Entities or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, or Seller’s Counsel’s duty of confidentiality. Accordingly, Buyer and its Affiliates shall not have access to any such communications, or to the files of Seller’s Counsel, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Seller’s Counsel constitute property of the client, only Seller and its Affiliates shall hold such property rights, and (ii) Seller’s Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or the Company Entities by reason of any attorney-client relationship between Seller’s Counsel and the Company Entities or otherwise.
(c)If and to the extent that, at any time subsequent to Closing, Buyer or any of its Affiliates (including the Company Entities) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Company Entities or its Affiliates and any Person representing them that occurred at any time prior to the Closing, Buyer, on behalf of itself and its Affiliates (including the Company Entities), shall be entitled to waive such privilege only with the consent of Seller.
Section 10.14 Governing Law. THIS AGREEMENT AND ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA.
Section 10.15 Dispute Resolution.
(a)In the event of any dispute arising out of, relating to or in connection with this Agreement (including any question regarding its existence, validity or termination), the Parties shall first attempt in good faith amicably to resolve such dispute.  If such dispute remains unresolved thirty (30) days following any written request by any Party to try in good faith to resolve it amicably, such dispute shall be referred to and finally settled by arbitration, in accordance with the current Rules of Arbitration of the International Chamber of Commerce (the “ICC”).  The place of the arbitration shall be in Paris, France, and the arbitration shall be conducted in the English language.  The number of arbitrators shall be three (3), appointed as follows:
(i) Each Party shall nominate one (1) arbitrator for appointment by the ICC, and the two (2) arbitrators so appointed shall nominate the third arbitrator (for appointment by the ICC) who shall act as presiding arbitrator of the tribunal.
(ii) If either Party fails to nominate an arbitrator within thirty (30) days of receiving a request for arbitration, such arbitrator shall be appointed by the ICC.
(iii) If the two (2) arbitrators to be nominated by such Parties fail to agree upon a third arbitrator within thirty (30) days of the appointment of the second arbitrator, the third arbitrator shall be appointed by the ICC.
(b)The arbitrators shall be empowered to award any type of relief, including specific performance and consequential and punitive damages to the extent available under this Agreement. The decision of the arbitrators shall be final, binding, and enforceable upon the Parties, and such decision may be entered and enforced in any court of competent jurisdiction by either of the Parties.

(c)In the event that the failure of a Party to comply with the decision of the arbitrators gives rise to another Party’s applying to any court for enforcement of such award, the non-complying Party shall be liable to the other for all costs of such proceeding including reasonable attorneys’ fees, expenses and disbursements. The costs of the arbitration, including administrative and arbitrator’s fees, shall be shared equally by the claimant and respondent. Each party shall bear the costs of its own attorney’s fees and expert witness fees.
Section 10.16 Waiver of Sovereign Immunity. Each Party hereby agrees that the execution, delivery and performance by it of this Agreement constitutes private and commercial acts done for private and commercial purposes. As such, each Party hereby consents to any relief and the issue of any process in any proceeding related to this Agreement, including any proceeding to enforce or execute upon a judgment or award arising out of or related to this Agreement; and, in any proceeding related to this Agreement, each Party hereby irrevocably and unconditionally waives and agrees not to plead any immunity that it, or its property or assets (irrespective of their use or intended use), has or may hereafter acquire by virtue of its relationship with, or possible congruence with, any sovereign or sovereign entity, or sovereign’s agents, representatives, employees or other individuals (such as immunity from service of process, immunity from the jurisdiction of any court or immunity from order or attachment of a court), including, for the avoidance of doubt, prejudgment attachment. For the purposes of this provision, “assets” shall be taken as excluding “premises of the mission” as defined in the Vienna Convention on Diplomatic Relations signed at Vienna, April 18, 1961, “consular premises” as defined in the Vienna Convention on Consular Relations signed in 1963, and military property or military assets or property of such party.
Section 10.17 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
Section 10.18 Currency Matters.
(a)All payments hereunder shall be made in Dollars. Each Party’s obligations hereunder to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in, or converted into, any currency other than Dollars, except to the extent that such tender or recovery results in the effective receipt by the respective party of the full amount of Dollars expressed to be payable to such party under this Agreement.
(b)Except as expressly set forth herein, in all cases where it is necessary for the determination of any amount included in the calculation of the Preliminary Purchase Price or the Final Purchase Price to determine or specify an amount in Dollars where the underlying value of such amount is expressed in a currency other than Dollars, such value shall be converted into Dollars at the Exchange Rate.
Section 10.19 Disclosure Schedules. There may be included in the Seller Disclosure Schedule items and information, the disclosure of which is not required either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or Article IV or to one or more covenants contained in Article VI (other than Section 6.7). Inclusion of any items or information in the Seller Disclosure Schedule shall not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or is reasonably likely to result in a Material Adverse Effect or to affect the interpretation of such term for purposes of this Agreement. The Disclosure Schedules set forth items of disclosure with specific reference to the particular Section and/or subsection of this Agreement to which the items or information in such Disclosure Schedules relates; provided, that any information set forth in one section or subsection pertaining to the representations, warranties and covenants of the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, shall be deemed to apply to each other section or subsection thereof pertaining to representations, warranties and covenants to the extent that it is reasonably apparent that it is relevant to such other sections or subsections of the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, provided that the Seller Disclosure Schedule shall not apply to any covenants or indemnification set forth in Section 6.7. Nothing in the Seller Disclosure Schedule shall constitute an admission of any liability or obligation of any Party to any third party, nor an admission to any third party against the interests of any or all of the Parties.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.
SELLER:
SEMPRA ENERGY INTERNATIONAL HOLDINGS N.V.

By:	/s/ Jason van Eijk
Name:	Jason van Eijk
Title:	Managing Director A

By:	/s/ Dirk van Slooten
Name:	Dirk van Slooten
Title:	Managing Director B

BUYER:
STATE GRID INTERNATIONAL DEVELOPMENT LIMITED

By:	/s/ 李乐泉
Name:	李乐泉 (Li Lequan)
Title:	Senior Vice President & General Counsel